Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

GOOD TIMES RESTAURANTS, INC., BUYER

FS-BDI HOLDINGS, LLC
THOMPSON FAMILY ASSOCIATES, LLC,
 KEEPER INVESTMENTS, LLC,
JAMES C. VERNEY AND
FENNER RESTAURANT GROUP, LLC, COLLECTIVELY, SELLERS,

and

DENNIS L. THOMPSON,
JOSEPH F. SCIBELLI AND
ERIC D. FENNER, COLLECTIVELY, INDIVIDUAL GUARANTORS

April 24, 2015

ARTICLE I	DEFINITIONS	1

ARTICLE II	PURCHASE AND SALE	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	13
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	31

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ARTICLE V	COVENANTS	33
ARTICLE VI	TAX MATTERS	40
ARTICLE VII	CONDITIONS TO CLOSING	42

Section 7.01	Conditions to Obligations of All Parties	42
Section 7.02	Conditions to Obligations of Buyer	43
Section 7.03	Conditions to Obligations of Sellers	45

ARTICLE VIII	INDEMNIFICATION	46
ARTICLE IX	TERMINATION	52

Section 9.01	Termination	52

ARTICLE X	MISCELLANEOUS	53

Section 10.01	Expenses	53
Section 10.02	Transition Services Agreement	53
Section 10.03	Notices	53
Section 10.04	Interpretation	54

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EXHIBITS

Exhibit A-1	Promissory Note
Exhibit A-2	Pledge Agreement
Exhibit B	Net Working Capital Calculation Principles
Exhibit C	Resignations
Exhibit D	Transition Services Agreement
Exhibit E	Allocation Schedule

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated this 24th day of April, 2015 is entered into among Good Times Restaurants, Inc., a Nevada corporation (“Buyer”), FS-BDI Holdings, LLC, a North Carolina limited liability company (“FS-BDI”), Thompson Family Associates, LLC, an Alaska limited liability company (“TFA”), Keeper Investments, LLC, a North Carolina limited liability company (“Keeper”), James C. Verney, an individual resident of the State of North Carolina (“Verney”), and Fenner Restaurant Group, LLC, a North Carolina limited liability company (“FRG”; together with FS-BDI, TFA, Keeper and Verney, collectively, “Sellers”), and Dennis L. Thompson (“Thompson”), Joseph F. Scibelli (“Scibelli”) and Eric D. Fenner (“Fenner”), each an individual resident of the State of North Carolina (collectively, the “Individual Guarantors”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests of Bad Daddy’s International, LLC, a North Carolina limited liability company (the “Company” and the “LLC Interests”);

WHEREAS, the Individual Guarantors, as the direct or indirect owners of certain Sellers, have each agreed to be a party to this Agreement for certain limited purposes as specified herein; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the LLC Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accountants” has the meaning set forth in Section 2.04(b)(ii).

“Accountants’ Report” has the meaning set forth in Section 2.04(b)(ii).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the ownership of fifty percent (50%) or more of the voting securities of a Person or possession, directly or indirectly, of the power to elect or appoint fifty percent (50%) or more of the directors or managers of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(c).

“Alternative Arrangement” means any Tax Benefit or insurance policy, indemnity or reimbursement arrangement, or Contract pursuant to which any Seller Indemnitee or Buyer Indemnitee or their Affiliates is a party or under which it has rights.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheets” has the meaning set forth in Section 3.06.

“Balance Sheets Date” has the meaning set forth in Section 3.06.

“Base Cash” means Cash located at the principal places of business of each of the Subsidiaries (other than BDFD) in such amounts as customarily kept on hand in the ordinary course of business consistent with past practice.

“Baskets” has the meaning set forth in Section 8.04(a).

“BDFD” means Bad Daddy’s Franchise Development, LLC, a North Carolina limited liability company.

“BDWS” means Bad Daddy’s Burger Bar of Winston-Salem, LLC, a North Carolina limited liability company.

“Benefit Plans” has the meaning set forth in Section 3.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Colorado or the State of North Carolina are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash” means, with respect to the Company and its Subsidiaries, the amount of cash and bank deposits as reflected in the Company’s and its Subsidiaries’ bank and money market account statements and shall include cash equivalents, such as money market funds, money market instruments and any demand deposits and marketable securities, calculated in accordance with GAAP on a basis consistent with the preparation of the Financial Statements.

“Cash at Closing” has the meaning set forth in Section 2.02(a).

 “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Net Working Capital” has the meaning set forth in Section 2.04(b)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company IP Agreements” has the meaning set forth in Section 3.12(c).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement dated October 3, 2014 between Buyer and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Earnout Amount” has the meaning set forth in Section 2.05.

“Earnout Contingency” has the meaning set forth in Section 2.05.

“Earnout Revenue Target” has the meaning set forth in Section 2.05.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Financing” has the meaning set forth in Section 4.05.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Net Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Excess” has the meaning set forth in Section 2.04(c).

“Excluded Assets” means (i) Cash of the Company and the Subsidiaries which may be transferred to Sellers at or prior to the Closing (which expressly excludes Base Cash), provided that the pro rata portion of any such Cash held by any Subsidiary (other than BDFD) that cannot be distributed to the Company prior to the Closing shall be included as a current asset in the calculation of the Closing Net Working Capital and (ii) those assets set forth on Section 1(a) of the Disclosure Schedules.

“Exceptional Reason” means (i) the occurrence of an extraordinary and major unfavorable change in the condition of the financial markets for which the proximate cause is readily apparent that causes an equity financing of this type in an amount of at least $12,000,000 to be unobtainable by Buyer on Reasonable Terms, or (ii) a Material Adverse Effect occurs (other than pursuant to clause (b) of the definition thereof).  For purposes of this definition only, “Reasonable Terms” means an underwritten public offering of Buyer’s common stock at a price not less than 85 percent of the average closing price of Buyer’s common stock during the twenty (20) market trading days prior to the underwriters’ projected offering date with an underwriting commission of not more than 7.0 percent and underwriters’ warrants of not more than two percent of the number of shares of common stock sold in the offering.

“Fenner” has the meaning set forth in the preamble.

“Final Working Capital Statement” has the meaning set forth in Section 2.04(b)(ii).

“FRG” has the meaning set forth in the preamble.

“FS-BDI” has the meaning set forth in the preamble.

“Fundraising Period” has the meaning set forth in Section 5.13.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state or local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls; provided that “Hazardous Materials” shall not be deemed to include substances, such as cleaning supplies, customarily used in the operation of the Subsidiaries, kept in such quantities as are customarily found in restaurants, provided the same are used, stored and disposed of in all material respects in accordance with all laws regulating the same.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Individual Guarantors” has the meaning set forth in the preamble.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Interim Balance Sheets” has the meaning set forth in Section 3.06.

“Interim Balance Sheets Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Keeper” has the meaning set forth in the preamble.

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of Boyd Hoback and Scott Somes.

 “Knowledge of Sellers” or any other similar knowledge qualification, means the actual knowledge of Thompson, Scibelli or Fenner.

 “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Licensed Software” has the meaning set forth in Section 3.12(b).

“LLC Interests” has the meaning set forth in the recitals.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers reasonably incurred by an Indemnified Party in connection with any claim, action, suit or proceeding in respect of a matter for which an Indemnified Party is entitled to be indemnified against hereunder, in each case, net of any Tax Benefits and other available third party recoveries under any Alternative Arrangement; provided, however, that Loss does not include (and no Indemnifying Party shall be required to provide indemnification with respect to): (i) diminution in value or (ii) consequential, special or punitive damages or incidental or indirect Losses, including business interruption, loss of profits and loss of goodwill, except to the extent any such Losses are found by a court of competent jurisdiction to be owed to a third party that is not directly or indirectly Affiliated with the party seeking indemnification hereunder. In no event shall Losses be calculated or determined in any manner whatsoever by using “multiples of profits” or “multiples of cash flow”, any similar loss/damage valuation or calculation methodologies.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or employee relations of the Company or any Subsidiary (other than BDFD), taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to (i) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (ii) the effect of any changes in applicable laws or accounting rules, including GAAP, (iii) the identity of Buyer or its Affiliates or the effect of any action taken by Buyer or its Affiliates, (iv) the transactions contemplated by this Agreement or any Transaction Document, any actions required to be taken or omitted pursuant to this Agreement or any Transaction Document or taken or omitted with Buyer’s consent or at its direction, (v) acts of God, war, sabotage, terrorism or military actions, (vi) general business, economic or political conditions, except to the extent any such general business, economic or political condition has a disproportionate adverse effect on the business of the Company and its Subsidiaries, as compared to similarly situated businesses operating in the industry in which the Company and its Subsidiaries operate or (vii) the failure, in and of itself, of the Company to meet any projections, estimates or budgets.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Measurement Period” has the meaning set forth in Section 2.05(a).

“Mooresville Location” means that certain Subsidiary-owned restaurant located at 279 Williamson Road, Mooresville, North Carolina.

“Net Working Capital” means, in respect of the Company and the Subsidiaries (other than BDFD), the net book value of those balance sheet assets and liabilities reflected on Exhibit B.  Net Working Capital shall in all events be calculated in accordance with the format set forth on Exhibit B.  A Subsidiary other than a Wholly-Owned Subsidiary’s contribution to Net Working Capital shall be limited to an amount equal to the Company’s percentage share of such Subsidiary set forth in Section 3.04(a) of the Disclosure Schedules.

“Objection Notice” has the meaning set forth in Section 2.04(b)(ii).

“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Owned Software” has the meaning set forth in Section 3.12(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Interest Encumbrances” means Encumbrances set forth in the operating agreements of the Company and the Subsidiaries (copies of which have been made available to Buyer) and statutory Encumbrances pursuant to the North Carolina Limited Liability Company Act, G.S. 57D-1-01, et seq.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pledge Agreement” has the meaning set forth in Section 2.02(b).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

 “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preliminary Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Promissory Note” has the meaning set forth in Section 2.02(b).

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company or any Subsidiary (other than BDFD), together with all buildings, structures and facilities located thereon.

“Registration Statement” has the meaning set forth in Section 4.05.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repair Holdback” has the meaning set forth in Section 2.02(c).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any full service restaurant business or concept in which (i) at least fifteen percent (15%) of its menu items are hamburgers or (ii) the word “hamburger” is included in name of the restaurant business or concept, but expressly excluding any restaurant business or concept in which Sellers, the Individual Guarantors or their respective Affiliates holds an ownership interest as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 5.06.

“Revised Schedules” has the meaning set forth in Section 7.02(o).

“Scibelli” has the meaning set forth in the preamble.

“SEC” has the meaning set forth in Section 4.05.

“Section 754 Election” has the meaning set forth in Section 6.05(b).

“Securities Act” has the meaning set forth in Section 4.03.

“Seller Review Period” has the meaning set forth in Section 2.04(b)(ii).

“Sellers” has the meaning set forth in the preamble.

“Sellers Indemnitees” has the meaning set forth in Section 8.03.

“Seller Representative” has the meaning set forth in Section 10.17.

“Shares” has the meaning set forth in Section 4.05.

“Shortfall” has the meaning set forth in Section 2.04(c).

“Software” has the meaning set forth in Section 3.12(b).

“Specified Employees” means those employees of the Company and the Subsidiaries identified on Section 5.07(b) of the Disclosure Schedules.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiaries” means any Person of which (i) all or any portion of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a member of the board of managers or comparable body of such Person.

“Subsidiary Interests” has the meaning set forth in Section 3.04(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Benefit” means any refund or credit of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid, in each case, computed at the highest marginal tax rates applicable to the recipient of such benefit.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” has the meaning set forth in Section 9.01(e).

“TFA” has the meaning set forth in the preamble.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Thompson” has the meaning set forth in the preamble.

“Transaction Documents” means this Agreement, the Promissory Note, the Pledge Agreement and the Transition Services Agreement together with all other documents to be provided at or with respect to the Closing in connection with the transactions contemplated herein.

“Transition Services Agreement” has the meaning set forth in Section 10.02.

“Verney” has the meaning set forth in the preamble.

“Wholly-Owned Subsidiary” means each Subsidiary that is wholly-owned by the Company.

ARTICLE II
Purchase and sale

Section 2.01         Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the LLC Interests, free and clear of all Encumbrances (other than Permitted Interest Encumbrances) for the consideration specified in Section 2.02.

Section 2.02         Purchase Price.  The aggregate purchase price for the LLC Interests shall be an amount up to $21,000,000.00 as set forth below, subject to adjustment pursuant to Sections 2.04 and 2.05 hereof (the “Purchase Price”).  The Purchase Price shall be allocated among Sellers in accordance with Section 2.02 of the Disclosure Schedule.  The Purchase Price shall be paid as follows:

(a)           an aggregate amount equal to $18,475,000.00, as adjusted pursuant to Section 2.04 below, shall be paid to Sellers at Closing, allocated in accordance with Section 2.02 of the Disclosure Schedule, by wire transfer of immediately available funds to accounts designated by Sellers at least two Business Days prior to the Closing Date (the “Cash at Closing”);

(b)           subject to adjustment as set forth in Section 2.05 below, an amount of $2,500,000.00 shall be paid pursuant to the terms of a Promissory Note executed by Buyer and payable to Sellers and delivered to Seller Representative at the Closing, substantially in the form attached hereto as Exhibit A-1 (“Promissory Note”), the payment of which shall be secured by certain assets of the Company identified in and in accordance with a Pledge Agreement executed by the Company and Agent (as defined in the Pledge Agreement), substantially in the form attached hereto as Exhibit A-2 (“Pledge Agreement”); and

(c)           an amount of $25,000.00 (the “Repair Holdback”), which shall be held by Buyer and subject to use by Buyer or release to Sellers pursuant to the terms and conditions of Section 2.06 below.

Section 2.03         Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the LLC Interests contemplated hereby shall take place at a closing (the “Closing”) to be held no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely via exchange of signature pages to this Agreement or at such other time or on such other date or by such other method as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  The effective time of the Closing for all purposes hereunder shall be 12:01AM Charlotte, North Carolina time on the Closing Date.

Section 2.04         Net Working Capital Adjustment.

(a)           Preliminary Net Working Capital Statement.

(i)           On a date not less than two nor more than five Business Days prior to the Closing Date, Seller Representative shall prepare a preliminary statement of the Net Working Capital of the Company and the Subsidiaries estimated as of the Closing Date (the “Estimated Net Working Capital”) from the books and records of the Company and the Subsidiaries (the “Estimated Working Capital Statement”).  The Estimated Working Capital Statement shall be prepared by Seller Representative in good faith.

(ii)           If the Estimated Net Working Capital as shown on the Estimated Working Capital Statement is (A) less than $0, then the Purchase Price and the portion thereof representing the Cash at Closing shall be reduced by the amount by which the Estimated Net Working Capital is less than $0 or (B) greater than $0, then the Purchase Price and the portion thereof representing the Cash at Closing shall be increased by the amount by which the Estimated Net Working Capital is greater than $0.

(b)           Final Closing Working Capital Statements.

(i)           Delivery of the Preliminary Closing Working Capital Statement.  Within thirty days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller Representative a statement of the Net Working Capital of the Company and the Subsidiaries as of the Closing Date (the “Preliminary Working Capital Statement”).  The Preliminary Working Capital Statement shall be prepared to the extent practicable in a manner consistent with the principles used in preparing the Estimated Working Capital Statement, but in all events in a manner consistent with Exhibit B.

(ii)           Final Closing Working Capital Statement.  Seller Representative shall complete his review of the Preliminary Working Capital Statement within twenty days after the delivery thereof (the “Seller Review Period”).  In the event Seller Representative disputes any item or amount on the Preliminary Working Capital Statement, Seller Representative shall deliver to Buyer, on or prior to the expiration of the Seller Review Period, (A) a written list of objections to the Preliminary Working Capital Statement, (B) the basis for each objection and (C) Seller Representative’s proposed corrections to the Preliminary Working Capital Statement (the “Objection Notice”).  Buyer and Seller Representative shall be deemed to have agreed with all items and amounts contained in the Preliminary Working Capital Statement as to which no Objection Notice is delivered or as to the entire Preliminary Working Capital Statement if no Objection Notice has been delivered by Seller Representative to Buyer prior to the expiration of the Seller Review Period.  If no Objection Notice has been delivered to Buyer prior to the expiration of the Seller Review Period or Buyer and Seller Representative reach agreement on the Preliminary Working Capital Statement within thirty days following delivery of an Objection Notice, such statement shall be the “Final Working Capital Statement.”  If, however, Buyer and Seller Representative are unable to reach agreement on the Preliminary Working Capital Statement within thirty days after the expiration of the Seller Review Period, then the parties shall submit the matter to the office of Grant Thorton LLP closest in proximity to Charlotte, North Carolina, or such other public accounting firm of good regional reputation as is acceptable to the parties hereto (the “Accountants”), for resolution.  The Accountants shall consider only those items with respect to which objections were raised in the Objection Notice.  Such resolution by the Accountants shall be set forth in a written report (the “Accountants’ Report”) delivered by the Accountants to the parties within thirty days following the submission of such dispute to the Accountants, and the Preliminary Working Capital Statement as modified in accordance with the Accountants’ Report shall be the “Final Working Capital Statement,” which shall be final and binding upon the parties hereto.  The fees charged by the Accountants shall be paid by the parties in proportion to the Accountants’ findings of relative error on disputed matters.  The Net Working Capital reflected on the Final Working Capital Statement shall be the “Closing Net Working Capital.”

(c)           Final Closing Adjustments.  In the event that the result of the Closing Net Working Capital is less than the result of the Estimated Net Working Capital (the amount of such shortfall is hereinafter referred to as the “Shortfall”), then Sellers shall promptly pay to Buyer the Shortfall in cash, or at the option of Buyer, the Shortfall shall be paid by a reduction of the principal amount of the Promissory Note, and in the event that the result of the Closing Net Working Capital exceeds the Estimated Net Working Capital (the amount of such excess is hereinafter referred to as the “Excess”), then Buyer shall promptly pay to Sellers the Excess in cash, or at the option of Sellers, the Excess shall be paid by an increase of the principal amount of the Promissory Note.  Such payments if made in cash shall be made by wire transfer of immediately available funds pursuant to wire instructions provided in writing by the recipient.

Section 2.05         Earnout Contingency.  In the event that the average weekly total net sales for the Mooresville Location during the ninety (90) days prior to the Closing Date are less than $40,865 (prorated for any partial weeks) (the “Earnout Contingency”), the parties shall reduce the principal amount of the Promissory Note by an amount equal to the difference between $2,500,000 (the “Earnout Revenue Target”) and the projected annualized net sales of the Mooresville Location based on the total net sales during such 90-day period (such difference, the “Earnout Amount”), provided that the Earnout Amount shall in no event exceed $500,000.  In the event the Earnout Contingency occurs, the parties shall negotiate in good faith an amendment to this Agreement that sets forth the terms upon which the Earnout Amount may be earned by Sellers or retained by the Buyer, which shall include, without limitation, the following:

(a)           The Earnout Amount may be earned by Sellers based on the total net sales for the Mooresville Location during the period beginning on the first day of the first accounting period commencing on or after the Closing Date and ending 13 accounting periods thereafter (the “Measurement Period”).  In the event the total net sales for the Mooresville Location during the Measurement Period are equal to or exceed the Earnout Revenue Target, all of the Earnout Amount shall be earned by Sellers. In the event the total net sales for the Mooresville Location during the Measurement Period are less than the Earnout Revenue Target, the portion of the Earnout Amount earned by Sellers shall be reduced by one dollar for each dollar that the total net sales for the Mooresville Location are less than the Earnout Revenue Target;

(b)           Mutually acceptable dispute resolution provisions of the type described in Section 2.04(b)(ii) above; and

(c)           Provisions related to equitable adjustment upon the occurrence of a force majeure event and covenants regarding operation of the Mooresville Location in the ordinary course of business during the Measurement Period.

Section 2.06         Repair Holdback.  At the Closing, the Repair Holdback shall be retained by Buyer and shall serve as a non-exclusive source of funds to satisfy any breach of or inaccuracy in Sellers’ representations in Section 3.11(a)(i) of this Agreement.  The Buyer shall be entitled to retain, and use in accordance with this Agreement, the Repair Holdback for six months following the Closing, and within ten (10) days following the expiration of such 6-month period, the remaining portion of the Repair Holdback, if any, shall be paid to Seller Representative for distribution to Sellers in accordance with this Agreement.  Buyer shall be entitled to utilize the Repair Holdback as permitted herein irrespective of the Baskets, provided that (a) Buyer must still comply with the indemnification procedures set forth in Section 8.05 and (b) to the extent Buyer has utilized the entire Repair Holdback, the Baskets shall apply with respect to all subsequent claims for any breach of or inaccuracy in Sellers’ representations in Section 3.11(a)(i) of this Agreement.  The Repair Holdback shall be used for no purposes other than as expressly set forth in this Section 2.06.

Section 2.07          Interest.  The parties hereto agree that if Buyer or Sellers shall not make full payment of any amounts required to be paid by Buyer or Sellers under Sections 2.04 and 2.06 as and when due, the amount of any unpaid amounts required to be paid by Buyer or Sellers shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to fifteen (15%) percent per annum.

Section 2.08         Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.04, 2.05 or 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.09         Excluded Assets.  Notwithstanding anything to the contrary herein, Sellers shall retain, and be entitled to a distribution of, all of the Company’s right, title and interest in and to the Excluded Assets, provided that such distribution does not create any Tax liability on the part of the Company in any Post-Closing Tax Period.

Section 2.10         BDFD.  Notwithstanding anything to the contrary set forth herein, neither the Sellers nor the Individual Guarantors are making any representations, warranties, covenants or agreements herein or in any other Transaction Document with respect to BDFD, its business or operations other than as expressly set forth in Section 2.01 and the introductory paragraph to Article III below.

ARTICLE III
Representations and Warranties of Sellers

Except as set forth in the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, provided that (a) the representations and warranties by Sellers in Sections 3.01 and 3.03(b) shall be made by each Seller severally, and not jointly, (b) other than as set forth in Section 3.04(b), Sellers are making no representations or warranties about or with respect to BDFD, its business or operations and (c) other than as set forth in Section 3.04(b), all representations and warranties by Sellers about or with respect to BDWS, its business or operations are being made to the Knowledge of Sellers and Thompson only, irrespective of whether the actual representation or warranty includes such knowledge qualification.

Section 3.01         Organization, Authority, Right, Power and Capacity of Sellers. Each Seller (other than Verney) is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization, and each Seller has full power, authority and, in the case of Verney, capacity, to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party, the performance by Sellers of their respective obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sellers.  This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to subsequent events of bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.02         Organization, Authority and Qualification of the Company and the Subsidiaries.

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.02(a) of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted make such licensing or qualification necessary.  All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

(b)           Each Subsidiary listed in Section 3.02(b) of the Disclosure Schedules is a limited liability company duly organized, validly existing and in good standing under the Laws of the state listed on Section 3.02(b) of the Disclosure Schedules, and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  Section 3.02(b) of the Disclosure Schedules sets forth each jurisdiction in which each Subsidiary (other than BDFD) is licensed or qualified to do business, and each such Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted make such licensing or qualification necessary.  All limited liability company actions taken by each Subsidiary (other than BDFD) in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03         Capitalization.

(a)           Section 3.03 of the Disclosure Schedules sets forth a complete and accurate list of each of the beneficial holders of all issued and outstanding equity interest of the Company and the number and class of equity interests of the Company that are issued and outstanding.

(b)           On the Closing Date, the LLC Interests set forth opposite each Seller’s name on Section 3.03 of the Disclosure Schedule shall be owned beneficially by such Seller, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(c)           All of the LLC Interests have been duly authorized, are validly issued, fully paid and non-assessable, and upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the LLC Interests, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(d)           All of the LLC Interests were issued in compliance with applicable Laws.  None of the LLC Interests were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party or in violation of any preemptive or similar rights of any Person.

(e)           Except as set forth in the operating agreement of the Company, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating Sellers or the Company to issue or sell any equity interests of, or any other interest in, the Company.  The Company does not have outstanding or authorized any equity interest appreciation, phantom equity interest, profit participation or similar rights.  Except as set forth in the operating agreement of the Company, there are no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LLC Interests.

Section 3.04         Subsidiaries.

(a)           Section 3.04(a) of the Disclosure Schedules sets forth a complete and accurate list of each of the beneficial holders of all issued and outstanding equity interests of each Subsidiary and the number and class of equity interests of such Subsidiary that are issued and outstanding (the “Subsidiary Interests”).

(b)           All of the Subsidiary Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned beneficially by the Company, and to the Sellers’ Knowledge, the other holders set forth on Section 3.04(a) of the Disclosure Schedules, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(c)           All of the Subsidiary Interests were issued in compliance with applicable Laws.  None of the Subsidiary Interests were issued in violation of any agreement, arrangement or commitment to which Sellers, the Company, or any Subsidiary is a party or in violation of any preemptive or similar rights of any Person.

(d)           Except as set forth in the operating agreements of each Subsidiary, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Subsidiary that are owned by the Company or obligating Sellers, the Company, or such Subsidiary to issue or sell any shares of equity interests of, or any other interest in, such Subsidiary.  Except as set forth on Section 3.04(d) of the Disclosure Schedules, no Subsidiary has any outstanding or authorized any equity interest appreciation, phantom equity interest, profit participation or similar rights.  Except as set forth in the operating agreements of each Subsidiary, there are no voting trusts, equity holder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subsidiary Interests.

Section 3.05         No Conflicts; Consents.  Except as described on Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which each Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement, or other organizational documents of Sellers, the Company, or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, the Company, or any Subsidiary; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Sellers, the Company, or any Subsidiary is a party or by which Sellers, the Company, or any Subsidiary is bound or to which any of their respective properties and assets are subject (including any contract) or any material Permit affecting the properties, assets or business of the Company or any Subsidiary; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Subsidiary.  Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers, the Company, or any Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06         Financial Statements.  Complete copies of the Company’s and the Subsidiaries audited financial statements, consolidated to the extent applicable, consisting of the balance sheets of the Company and the Subsidiaries as at December 31 in each of the years 2013 and 2014, and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheets of the Subsidiaries as of the end of the accounting period ending March 22, 2015, and the related statements of income for the portion of the fiscal year then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  The Interim Financial Statements have been prepared in a manner consistent with the Subsidiaries’ past practice.  The Financial Statements are based on the books and records of the Company and the Subsidiaries, and fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated.  The balance sheets of the Company and its Subsidiaries as of December 31, 2014 are together referred to herein as the “Balance Sheets” and the dates thereof as the “Balance Sheets Date” and the balance sheets of the Subsidiaries as of the end of the accounting period ending March  22, 2015 are referred to herein as the “Interim Balance Sheets” and the date thereof as the “Interim Balance Sheets Date”.

Section 3.07         Undisclosed Liabilities.  Except as set forth on Section 3.07 of the Disclosure Schedules, the Company and each of the Subsidiaries has no liabilities or obligations of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheets as of the Interim Balance Sheets Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheets Date and which are not, individually or in the aggregate, material in amount or (c) those taken into account in the calculation of the Closing Net Working Capital or otherwise to be discharged at or prior to Closing.

Section 3.08         Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 3.08 of the Disclosure Schedules, since February 6, 2015, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any Subsidiary, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the articles of organization, operating agreement, or other organizational documents;

(c)           split, combination or reclassification of any equity interests;

(d)           issuance, sale or other disposition of any equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests;

(e)           declaration or payment of any dividends or distributions on or in respect of any of equity interests (other than to the extent paid in Cash) or redemption, purchase or acquisition of equity interests;

(f)           material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           entry into any Contract that would constitute a Material Contract;

(h)           incurrence, assumption or guarantee of any Indebtedness or liabilities or obligations except liabilities or obligations incurred in the ordinary course of business consistent with past practice;

(i)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheets in the ordinary course of business consistent with past practice;

(j)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property or Company IP Agreements;

(k)           material damage, destruction or loss (whether or not covered by insurance) to its property with an aggregate repair or replacement value in excess of $17,500;

(l)           any capital investment in, or any loan to, any Person (other than a Subsidiary);

(m)           acceleration, termination, material modification to or cancellation of any Material Contract to which the Company or any Subsidiary is a party or by which it is bound;

(n)           any unbudgeted capital expenditures in excess of $17,500;

(o)           imposition of any Encumbrance upon any properties, capital stock or assets, tangible or intangible (other than Permitted Encumbrances);

(p)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than in the ordinary course of business consistent with past practice, or required by applicable Law, (ii) change in the terms of employment for any management-level employee or any termination of any management-level employee, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant other than to the extent set forth in any Contract to which the Company or any Subsidiary is a party or as otherwise required by applicable Law;

(q)           hiring or promoting any person as or to (as the case may be) or hiring or promoting any employee except to fill a vacancy or otherwise in the ordinary course of business;

(r)           adoption, material modification or termination of any: (i) employment, severance, retention or other compensation agreement with any current or former employee, officer, manager, independent contractor or consultant other than as contemplated herein, or (ii) Benefit Plan, in each case whether written or oral, other than as required by applicable Law;

(s)           any loan to (or forgiveness of any loan to), or entry into any other similar transaction with, any of its equity interest holders or current or former managers, officers and employees other than transactions (other than loans) with FS Food Group, LLC in the ordinary course of business consistent with past practice, provided that any such loan or similar transaction outstanding as of the Closing Date shall be included in the Closing Net Working Capital;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property (real and personal) or assets (tangible or intangible) with a value in excess of $17,500, except for purchases of food, beverages and paper inventories and smallwares in the ordinary course of business consistent with past practice;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by Sellers, the Company or any Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing the basis of any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period; or

(y)           enter into any Contract or take any action to accomplish any of the foregoing.

Section 3.09         Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company and each Subsidiary (other than BDFD and BDWS) (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)           each Contract involving aggregate consideration in excess of $17,500 per annum and which, in each case, cannot be cancelled by the Company or such Subsidiary without penalty or without more than thirty days’ notice;

(ii)           all Contracts that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by the Company or any Subsidiary of any Person or the assumption of any Tax or other liability or obligation of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of equity interests or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Subsidiary is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancellable without material penalty or without more than thirty days’ notice;

(vii)           all Contracts that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)           any Contracts to which the Company or any Subsidiary is a party that provide for any joint venture, partnership or similar arrangement;

(ix)           all Contracts between or among the Company or any Subsidiary, on the one hand, and Sellers or any Affiliate of Sellers (other than the Company or any Subsidiary), on the other hand;

(x)           all collective bargaining agreements or Contracts with any party to which the Company or any Subsidiary is a party;

(xi)           any other Contract that is material to the Company or any Subsidiary and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company or a Subsidiary, as applicable, in accordance with its terms and is in full force and effect.  None of the Company, or any Subsidiary, or, to Sellers’ Knowledge, any other party thereto is in breach of or default under in any material respect, or has provided or received any written notice of any such breach or default (that has not subsequently been cured) or of any intention to terminate, any Material Contract.  To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10         Title to Assets; Real Property.

(a)           The Company and each Subsidiary has and shall retain until the Closing a valid leasehold interest in all Real Property set forth in Section 3.10 of the Disclosure Schedules, and good and valid title to all personal property and other assets reflected on the Balance Sheets or acquired after the Balance Sheets Date, including but not limited to all leasehold improvements, furniture, fixtures and equipment, deposits and related assets, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheets Date, and other than cash and cash equivalents with the exception of Base Cash.  None of the Company or any Subsidiary owns or has owned any Real Property.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           liens for Taxes not yet due and payable;

(ii)           mechanics, carriers’, workmen’s, repairmen’s or other like statutory liens arising or incurred in the ordinary course of business consistent with past practice with respect to amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary;

(iii)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the operation of the business of the Company or any Subsidiary; or

(iv)           liens arising under original purchase price conditional sales contracts and equipment leases with third parties set forth on Section 3.10(a) of the Disclosure Schedules.

(b)           With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. None of the Company or any Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.  The use and operation of the Real Property in the conduct of the business of the Company and any Subsidiary does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  To the Knowledge of Sellers, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Subsidiary. There are no Actions pending nor, to Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Condition and Sufficiency of Assets.

(a)           Except as set forth on Section 3.08(k) of the Disclosure Schedule, the furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary and the HVAC systems at the Real Property (i) are in good operating condition and repair, normal wear and tear excepted, and (ii) are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property or the HVAC systems at the Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and, to the Knowledge of Sellers, the structure and foundation of the Real Property are not in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

(b)           Except as set forth on Section 3.11 of the Disclosure Schedules and the assets and services to be provided to the Company and the Subsidiaries pursuant to the Transition Services Agreement, the buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and any Subsidiary, together with all other properties and assets of the Company and any Subsidiary, are sufficient for the continued conduct of the Company’s and the Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Subsidiaries as currently conducted.

Section 3.12         Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedule contains a complete list of all of the following intellectual property (other than computer software programs and systems) used in the conduct of the Business as currently conducted that are (i) owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) or (ii) licensed to the Company or its Subsidiaries (the “Licensed Intellectual Property” and together with the Owned Intellectual Property, the “Intellectual Property”):

(i)           Each US or foreign patent or patent application;

(ii)           each US, state and foreign trademark, service mark, logo, trade dress, trade name, and brand name owned by, licensed to or used by the Company and its Subsidiaries in the conduct of the business (including any assumed or fictitious name under which the Company is conducting its business), whether registered or unregistered, pending applications to register the foregoing, showing with respect to each of the foregoing the mark, jurisdiction, and owner and, as applicable, registration number, registration date, application number, application date, and next renewal date; provided that the foregoing shall not include the unregistered trade names, brand names and trademarks used to describe items on the Subsidiaries’ menus;

(iii)           each internet domain name owned by, licensed to or used by the Company and its Subsidiaries in the conduct of the business, showing with respect to each of the foregoing, the domain, next renewal date, owner/registrant, and registrar; and

(iv)           each US, state and foreign registered copyright and application for a registered copyright in any published or unpublished works owned by the Company and its Subsidiaries, showing with respect to each of the foregoing the title, jurisdiction, and owner and, as applicable, the registration number, registration date, application number, and application date.

(b)           Section 3.12(b) of the Disclosure Schedule contains a list of all computer software programs and software systems (other than “shrink wrap” or other widely available commercial end-user computer software programs and software systems) that is used by the Company and its Subsidiaries in the conduct of the business as currently conducted and that is (i) owned by the Company or any Subsidiary (the “Owned Software”) or (ii) licensed to the Company or any Subsidiary (the “Licensed Software” and together with the Owned Software, collectively, the “Software”).

(c)           Section 3.12(c) of the Disclosure Schedule contains a list of all Contracts (other than Contracts to which BDFD is a party) that relate or pertain to any Intellectual Property or Software identified on Sections 3.12(a) or 3.12(b) of the Disclosure Schedule (each a “Company IP Agreement” and, collectively, the “Company IP Agreements”).

(d)           Except as disclosed on Section 3.12(d) of the Disclosure Schedule, the Company: (i) owns the entire right, title and interest in and to the Owned Intellectual Property and Owned Software, and (ii) has a valid license or other right to the Licensed Intellectual Property and Licensed Software, in each case, free and clear of any Encumbrance (other than Permitted Encumbrances).

(e)           Except as disclosed on Section 3.12(e) of the Disclosure Schedule: (i) all registrations for Owned Intellectual Property listed on Section 3.12(a) of the Disclosure Schedule are valid and in force, and all applications listed on Section 3.12(a) of the Disclosure Schedule to register any unregistered Owned Intellectual Property are pending and in good standing; (ii) to the Knowledge of Sellers, there are no infringements of any of the Intellectual Property; (iii) to the Knowledge of Sellers, no infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person has occurred from the operation of the business; and (iv) no threatened or unresolved claim of infringement of, lack of a license of, or failure to license, any copyright, trademark, service mark, trade name, patent or patent right of any other Person has been made or asserted in writing against the Company or any Subsidiary in respect of the operation of the business.

(f)           Except as disclosed on Section 3.12(f) of the Disclosure Schedule: (i) the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations not reflected in the Contract pertaining to the same; (ii) all Owned Software that the Company has developed was developed through its own efforts and for its own account without the aid or use of any third parties (other than Persons who have assigned all of their rights to such Owned Software to the Company pursuant to a written agreement or assignment); (iii) to the Knowledge of Sellers, the Owned Software does not infringe any registered copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person; and (iv) there are no Contracts in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

(g)           Except as disclosed on Section 3.12(g) of the Disclosure Schedule, as of the date hereof, all employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of any Owned Intellectual Property on behalf of the Company or any Subsidiary either: (i) are bound by a “work-for-hire” agreement under which the Company or any Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of the Company of all right, title and interest in such Owned Intellectual Property.

(h)           Except as disclosed on Section 3.12(h) of the Disclosure Schedule or set forth in an Company IP Agreement, neither the Company nor any Subsidiary has used, licensed, distributed, or otherwise transferred or made available to any third-party any software or database product that contains any computer program code authored, created, designed, developed, or implemented by the Company or any Subsidiary that incorporates, contains, references, uses, or links to any open source software or database that is freely available to the public, which is licensed under provisions that would: (i) create obligations, or purport to create obligations, with respect to such software or database products, (ii) grant, or purport to grant, to any third-party any rights or immunities in, to, or under such software or database products, or (iii) have the effect of requiring that the software or database, or any portion thereof, be disclosed or distributed in source code form, be accessible to a third party in source code form, be licensed for the purpose of making derivative works, be redistributable at no charge, or be licensed under any open source or free software license or licensing scheme.

Section 3.13         Inventories.  Inventories of the Company and the Subsidiaries with respect to small wares, cleaning supplies and other customary items, which are not included in the definition of Net Working Capital under Section 2.04, consist of a quality and quantity consistent with those maintained during the two accounting periods prior to the date of this Agreement and are usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.  All such inventories are owned by the Company or the Subsidiaries free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis.

Section 3.14         Accounts Receivable.  The credit card receivables reflected on the Interim Balance Sheets and the credit card receivable arising after the date thereof (a) have arisen from bona fide transactions involving the sale of goods in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims not subject to claims of set-off or other defenses or counterclaims; and (c) are collectible in full in the ordinary course.

Section 3.15         Insurance.  Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company, any Subsidiary, Sellers,  and their respective Affiliates relating to the assets, business, operations, employees, officers and directors of the Company and the Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer.  Such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.  None of the Company, any Subsidiary, Sellers, or their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies.  All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability.  All the Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage.  There are no claims related to the business of the Company or any Subsidiary pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  None of the Company or any Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.16         Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (i) against the Company or any Subsidiary, or any owner, employee, manager or office thereof, affecting any of its properties, assets or business (or by or against Sellers or any Affiliate thereof and relating to the Company or any Subsidiary); or (ii) against or by the Company, any Subsidiary, Sellers or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           To the Knowledge of Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any such Action.

(c)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Company, any Subsidiary, or any of their respective properties, assets or business.  The Company and each Subsidiary is in compliance with the terms of each Governmental Order set forth in Section 3.16(c) of the Disclosure Schedules.  To the Knowledge of Sellers, no event has occurred or circumstances exist that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

(d)           Except as set forth in Schedule 3.16(d) of the Disclosure Schedules, during the two years preceding the date of this Agreement the Company and the Subsidiaries have received no citations for the violation of any Law with respect to the preparation and serving of food or the serving of alcoholic beverages, other than notices in the ordinary course of business resulting from regular periodic inspections relating to their food preparation facilities and practices.

Section 3.17         Compliance with Laws; Permits.

(a)           The Company and each Subsidiary are in compliance and have at all times in the three (3) years prior to the date hereof complied with all Laws applicable to its or their business, properties or assets in all material respects.

(b)           All material Permits required to conduct the business of the Company and each Subsidiary have been obtained and are valid and in full force and effect.  All fees and charges with respect to such Permits due and payable on or prior to the date hereof have been paid in full.  Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company and the Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration.  To the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

Section 3.18         Environmental Matters.

Except as disclosed on Section 3.18 of the Disclosure Schedules, and except for those matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and the Subsidiaries, to the Knowledge of Sellers:

(a)           The Company and each of the Subsidiaries is currently in compliance with all Environmental Laws and has not, and the Company and the Subsidiaries have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Company and each of the Subsidiaries has obtained and is in material compliance with all Environmental Permits required under Environmental Law for the ownership, lease, operation or use of their business and assets and all such Environmental Permits are in full force and effect.

(c)           The Company has not received an Environmental Claim alleging that any real property currently or formerly owned, operated or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           To the Knowledge of Sellers there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Subsidiary, or any real property leased by the Company or any Subsidiary.  None of the Company, any Subsidiary, or any Seller has received an Environmental Notice alleging that any real property currently or formerly owned, operated or leased in connection with the business of the Company or any Subsidiary has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or alleging a violation of Environmental Law or term of any Environmental Permit by, Sellers, the Company, or any Subsidiary.

(e)           Sellers have made reasonable efforts to provide or otherwise make available to Buyer any and all non-privileged environmental reports with respect to the business or any currently or formerly owned, operated or leased real property which are in the possession or control of Sellers, the Company, or any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

Section 3.19         Employee Benefit Matters.

(a)           Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any Subsidiary has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, all insurance policies, all administration and similar agreements, and all Contracts relating to each Benefit Plan; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications summazing any Benefit Plan; (iv) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500s, with schedules and financial statements attached; and (v) copies of all notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, or other Governmental Authority relating to the Benefit Plan.

(c)           Except as set forth on Section 3.19(c) of the Disclosure Schedules, (i) each Benefit Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including, without limitation, ERISA and the Code) and the Company and its ERISA Affiliates have performed and complied in all material respects with their obligations under, or with respect to, each Benefit Plan, (ii) nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or any Subsidiary or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to penalties under ERISA or to any taxes or penalties under the Code, (iii) all benefits, contributions, premiums, and other payments due relating to each Benefit Plan have been completely and timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and (iv) the books and records of the Company properly reflect all amounts required to be accrued by the Company as liabilities under each Benefit Plan.

(d)           Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, been required to contribute to, or has had any Liability (contingent or otherwise) with respect to any benefit plan that: (i) provides benefits, compensation or other remuneration to individuals outside of the United States; (ii) is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) is a “multiemployer plan,” as defined in Section 3(37) of ERISA; (iv) is a “multiple employer plan,” within the meaning of Section 413(c) of the Code; (v) is a “voluntary employees’ beneficiary association,” as defined in Section 501(c)(9) of the Code; or (vi) except as described in numbers 1) through 5) of Section 3.19(a) of the Disclosure Schedule and any predecessor insured plan maintained by FS Food Group, LLC in which any Company or Subsidiary employee previously participated, is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA.

(e)           Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer, the Company, the Subsidiaries, or any of their Affiliates, other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)           Other than as required by Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its Subsidiaries has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.  No Benefit Plan provides health or welfare benefits that are not fully insured through an insurance contract.

(g)           Other than routine claims for benefits by participants or beneficiaries, there are no Actions, audits or investigations, either currently in progress, or, to the Knowledge of Sellers, expected to be instituted in the future or otherwise threatened, involving (i) any Benefit Plan, (ii) to the Knowledge of Sellers, any “fiduciary” of any Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) or (iii) any assets of any Benefit Plan, in each case, brought on behalf of any participant, beneficiary, or by any Governmental Authority.

(h)           Other that as required by applicable Law, there has been no amendment to, announcement by Sellers, the Company, the Subsidiaries, or any ERISA Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expenses of maintaining such plan above the level of expenses for the most recently completed fiscal year and would be reasonably likely to result in a Material Adverse Effect.

(i)           To the Knowledge of Sellers, each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or combined with the occurrence of any additional or subsequent events (and not just solely as a result of such events)): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.20         Employment Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or any Subsidiary (other than BDWS) as of the date hereof whose annual compensation is or is expected to be in excess of $50,000 during 2015, including any such individual who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the current fringe benefits provided to such individual.  As of the date hereof, all compensation due prior to the date hereof, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and the Subsidiaries for services performed on or prior to the date hereof have been paid in full when due and to the extent not yet due have been accrued in the financial records of the Company and the Subsidiaries.

(b)           Section 3.20(b) of the Disclosure Schedules, the Company and the Subsidiaries are and have been at all times during the three years prior to the date hereof in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company and the Subsidiaries, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  To the Knowledge of Sellers, all individuals characterized and treated by the Company and the Subsidiaries as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  To the Knowledge of Sellers, all employees of the Company and the Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Actions against the Company or the Subsidiaries pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or the Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.21         Taxes.  Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company and the Subsidiaries have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all material respects.  All Taxes due and owing by the Company and the Subsidiaries on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely paid by Sellers.

(b)           The Company and the Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or the Subsidiaries.

(d)           The amount of the Company’s and the Subsidiaries’ Liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheets.  The amount of the Company’s and the Subsidiaries’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Balance Sheets shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e)           Intentionally Omitted.

(f)           All deficiencies asserted, or assessments made, against the Company or the Subsidiaries’ as a result of any examinations by any taxing authority have been fully paid.

(g)           The Company and the Subsidiaries are not a party to any Action or subject to any audit by any taxing authority that is currently pending, and, to the Knowledge of Sellers, no Actions or audits by any taxing authority are threatened.  Neither the Company nor any Subsidiaries have been subject to any audit by any taxing authority in the three (3) years prior to the date hereof.

(h)           Sellers has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and the Subsidiaries for all Tax periods ending after December 31, 2011.

(i)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Subsidiaries.

(j)           The Company and the Subsidiaries are not a party to, or bound by, any material Tax indemnity, Tax sharing, or Tax allocation agreement.

(k)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or the Subsidiaries.

(l)           The Company and the Subsidiaries have no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)           The Company and the Subsidiaries will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)           any change in a method of accounting under Section 481 of the Code (or any comparable provision of state or local Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)           an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)           a prepaid amount received on or before the Closing Date;

(iv)           any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)           any election under Section 108(i) of the Code.

(n)           The Company and the Subsidiaries are not, and have not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.22         Minute Books.  The Company keeps and maintains limited liability company books and records for it and its Subsidiaries.  Copies of the limited liability company books and records of the Company and the Subsidiaries have been made available to Buyer prior to the date hereof.  At the Closing, all of those books and records will be and remain in the possession of the Company and the Subsidiaries.

Section 3.23         Brokers.  Except as set forth in Section 3.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the Company.

Section 3.24         Full Disclosure.  To the Knowledge of Sellers, no representation or warranty by Sellers in this Article III contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and Warranties of Buyer

Except as set forth in the correspondingly numbered Sections of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01         Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to subsequent events of bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.02         No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for filings required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.03         Investment Purpose.  Buyer is acquiring the LLC Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the LLC Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the LLC Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04         Brokers.  Except as set forth in Section 4.04 of the Disclosure Schedules no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05         Filings.  Buyer’s filings with respect to the Exchange Act, as amended, have been correct and complete in all material respects.   Buyer intends to fund a portion of the acquisition with proceeds from a sale of its common stock, par value $0.0001 per share (the “Shares”), under its Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2015, as amended and as to be amended (the “Equity Financing”).  The Registration Statement has been declared by the SEC.  Buyer has sufficient Shares (i) authorized for issuance under its Articles of Incorporation and (ii) available for issuance under the Registration Statement to raise the proceeds needed by Buyer to fund the transaction contemplated herein.  Buyer has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by the Buyer with the SEC since January 1, 2014, and Buyer shall file with the SEC all necessary documents, including without limitation a prospectus supplement to the Registration Statement, in order to effect the issuance of the Shares.

Section 4.06         Bad Daddy’s Franchise Development, LLC.  Section 4.06 of the Disclosure Schedule sets forth all of the Persons who have submitted franchise applications to BDFD or who have met in person with Representatives of BDFD regarding the acquisition of a franchise or license to operate a Bad Daddy’s Burger Bar location during the six months prior to the date hereof and a brief summary of the current state of discussions between BDFD and such Persons.  Buyer has disclosed to Sellers, or Sellers are otherwise aware of, all present material facts with respect to the business and assets of BDFD.

Section 4.07         Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that could reasonably be expected to adversely affect the success of Buyer’s Equity Financing.  To the Knowledge of Buyer, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.08         Financing and Solvency.  The obligations of Buyer hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for completion of the transactions contemplated by this Agreement or the Transaction Documents other the consummation of the Equity Financing.  At and immediately following Closing, Buyer will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to pay as they become due.

Section 4.09         Inspection; Reliance. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the nature of the transactions contemplated by this Agreement and the other Transaction Documents.  Buyer has undertaken such investigation as it deems necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents.  To the Knowledge of Buyer, Buyer and its Representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Sellers hereunder or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents.  Except as expressly set forth in Article III,  Sellers are not making and Sellers will not be deemed to have made, and Buyer is not relying on, any representation or warranty of any kind of Sellers or the Individual Guarantors in connection with or with respect to the transactions contemplated herein, the LLC Interests, the Company and its Subsidiaries other than the representations and warranties made to Buyer set forth in Article III, including any representations or warranties of merchantability, fitness for any particular purpose or use, or title, and all representations and warranties other than those expressly set forth in Article III are disclaimed by Sellers and the Individual Guarantors.  As of the date hereof, to the Buyer’s Knowledge, all representations and warranties of the Sellers set forth herein are true and correct in all material respects.

ARTICLE V
Covenants

Section 5.01         Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company and all Subsidiaries (other than BDFD) to, (x) conduct their businesses in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact their current organizations and businesses and preserve their goodwill and relationships with their employees, customers, suppliers, regulators and others having business relationships with the Company and such Subsidiaries.  Without limiting the foregoing, from the date hereof until the Closing, Sellers shall cause the Company and the Subsidiaries (other than BDFD):

(a)           to preserve and maintain all of their Permits;

(b)           to pay their debts, Taxes and other obligations when due (other than those that are being contested in good faith);

(c)           to maintain their properties and assets owned, operated or used in the same condition as they were on the date of this Agreement, subject to normal wear and tear;

(d)           to continue in full force and effect without modification all Insurance Policies;

(e)           to perform in all material respects all of their obligations under all Contracts relating to or affecting their properties, assets or businesses;

(f)           to maintain books and records in accordance with past practice;

(g)           to comply in all material respects with all applicable Laws; and

(h)           not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02         Access to Information.  From the date hereof until the Closing, Sellers shall, and shall cause the Company and the Subsidiaries to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Subsidiaries; or (b) furnish Buyer and its Representatives with such financial, employee (to the extent permitted by law), operating and other data and information related to the Company and the Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers, the Company and each Subsidiary to reasonably cooperate with Buyer and its Representatives in their due diligence investigation.  In connection with the foregoing, from and after the date hereof, Buyer may meet individually with managers and culinary employees of the Company and the Subsidiaries.  Any investigation or meetings pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Subsidiary, and notwithstanding anything to the contrary set forth herein, Buyer’s and its Representatives’ access to the Company’s and its Subsidiaries’ employees, landlords and suppliers shall be granted at such times as mutually and reasonably agreed upon by Buyer and Seller Representative.  Subject to the Sellers’ right to provide Revised Schedules pursuant to Section 7.02(o) below, in the event that either Buyer or Sellers determines between the date hereof and the Closing that any of the Sellers’ representations and warranties herein were not true and correct in all material respects when made or will not be true and correct in all material respects as of the Closing Date, the parties shall use commercially reasonable efforts and work together in good faith to arrive at a mutually acceptable resolution with respect thereto in order to enable the Closing to occur.  Notwithstanding the foregoing commitment, such representations shall remain in full force and effect except as may be otherwise agreed upon during such efforts and working together.

Section 5.03         No Solicitation of Other Bids.

(a)         Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company or any Subsidiary) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal to acquire the Company or any Subsidiary; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and the Subsidiaries) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would  reasonably be expected to lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share or interest exchange or other business combination transaction involving the Company or any Subsidiary; (ii) the issuance or acquisition of equity securities of the Company or any Subsidiary; or (iii) the sale, lease, exchange or other disposition of any portion of the Company’s or any Subsidiary’s properties or assets.

(b)         In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within 24 hours after receipt thereof by any of Sellers, the Company or Subsidiary or their Representatives) advise Buyer orally or in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)         Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

(d)         Each of the Individual Guarantors severally and not jointly agrees to be bound by the covenants contained in this Section 5.03.

Section 5.04         Notice of Certain Events.

(a)         From the date hereof until the Closing, Sellers shall promptly, but in no event later than three Business Days, notify Buyer in writing after becoming aware of:

(i)           any fact, circumstance, event or action the existence or occurrence of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct in any material respect or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, the Company, or any Subsidiary, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)         Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules, subject to Sellers’ submission of Revised Schedules as contemplated by Section 7.02(o) below.

(c)         Each of the Individual Guarantors severally and not jointly agrees to be bound by the covenants contained in this Section 5.04.

Section 5.05         Resignations.  Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company and each Subsidiary set forth in Exhibit C hereof.

Section 5.06         Confidentiality.  For a period of three years commencing on the Closing (the “Restricted Period”), Sellers shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all proprietary and confidential information concerning the Company and its Subsidiaries, except to the extent that Sellers can prove that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation; or (c) to the extent necessary for FS Food Group, LLC to perform its obligations under the Transition Services Agreement.  If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Each of the Individual Guarantors severally and not jointly agrees to be bound by the covenants contained in this Section 5.06.  For avoidance of doubt, nothing herein shall limit or otherwise affect Thompson with respect to his continued ownership of an interest in BDWS.

Section 5.07         Non-competition; Non-solicitation.

(a)         During the Restricted Period Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the United States; (ii) have a financial interest in any Person that engages directly or indirectly in the Restricted Business in the United States in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere, in the service or on behalf of a Restricted Business, in any material respect with the business relationships between the Company or any Subsidiary and any customers or suppliers thereof.  Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent or more of any class of securities of such Person.

(b)         During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or Subsidiary or encourage any such employee to leave such employment.  Notwithstanding the foregoing, (i) from and after the first anniversary of the Closing Date and for the duration of the Restricted Period, former management personnel and culinary management personnel of the Company or any Subsidiary and Specified Employees and (ii) immediately following the Closing and for the duration of the Restricted Period, all other employees of the Company or any Subsidiary may be hired by the Sellers, the Individual Guarantors and/or their Affiliates, in each case so long as such employees have not been employed by the Company or any Subsidiary for at least six (6) months prior to such hiring and such employees ceased employment with the Company or such Subsidiary without any encouragement or solicitation with respect thereto by the Sellers, the Individual Guarantors or their Affiliates.  With respect to (ii) above, the Sellers, the Individual Guarantors or their Affiliates, as applicable, shall have a reasonable opportunity to cure any such violation following written notice thereof prior to being in breach of this Section.  In order to ensure Sellers’ compliance with the foregoing, Buyer shall, upon any Seller’s request, identify those Subsidiary employees that are no longer employed by a Subsidiary. Notwithstanding the foregoing, this Section 5.07(b) shall not apply to Gloria Osorio and Darvelio Moreno, who currently work, and may continue to work following the Closing, for certain Subsidiaries and certain Affiliates of FS-BDI.  Each of Buyer and FS-BDI agree that it will not encourage, and will cause its respective Affiliates and their respective employees not to encourage, any such employee to leave such employment with the other.

(c)           Sellers acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)           Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)           Each of the Individual Guarantors severally and not jointly agrees to be bound by the covenants contained in this Section 5.07.

Section 5.08         Governmental and Lessor Approvals and Consents.

(a)           Following the date hereof, Sellers and Buyer shall use commercially reasonable efforts and work together in good faith to cause the Company and the Subsidiaries to obtain all consents, authorizations, orders and approvals from all Governmental Authorities set forth in Section 3.05 of the Disclosure Schedules; provided, however, Buyer has determined that new Permits are not required in order to allow the Subsidiaries to continue serving alcoholic beverages following the Closing.  Notwithstanding the foregoing, Sellers shall assist Buyer in designating new managers and obtaining new fingerprints as necessary for the post-Closing transition of the existing Permits required in order to serve alcoholic beverages.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           In addition to Section 5.08(a) above, Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties (other than Governmental Authorities) that are described in Section 3.05 of the Disclosure Schedules.

(c)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Sellers, Company or the Subsidiaries before any Governmental Authority or lessor, in connection with the transactions contemplated hereunder, shall be disclosed to Buyer in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Sellers shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with any Governmental Authority or lessor, with such notice being sufficient to provide Buyer with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)           Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit after the Closing Date, any assets, businesses or interests of Buyer, the Company or any Subsidiary; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09         Books and Records.

(a)         In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i)           retain the books and records (including personnel files) of the Company and the Subsidiaries relating to periods prior to the Closing (which books and records shall have been retained by the Company and the Subsidiaries prior to the Closing) in a manner reasonably consistent with prior practices; and

(ii)           upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, of such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer, the Company or any Subsidiary after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Sellers shall:

(i)           retain the books and records (including personnel files) of Sellers which relate to the Company and the Subsidiaries and their respective operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)           Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10         Closing Conditions.  From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and each Subsidiary to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11         Public Announcements.  Prior to the Closing and with respect to the announcement of the Closing, unless otherwise required by applicable Law including the Exchange Act (based upon the reasonable advice of counsel), (a) no party to this Agreement shall make any public press announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such press announcement, and (b) Sellers shall be provided the opportunity to review and comment upon any other public filings or disclosures made by Buyer that disclose any information and/or make any statements about the Company or the transactions described herein.  Drafts of any such press announcements, filings or disclosures shall be provided to the other party(ies) as soon as reasonably practicable prior to the date on which they are proposed to be publicly released, filed or made, as applicable, and comments shall be due to the other party(ies) as promptly as reasonably practicable following its receipt thereof (but in no event later than two (2) days following receipt).

Section 5.12         Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.13         Equity Financing.  Buyer shall use commercially reasonable efforts to secure equity financing on satisfactory terms and in such amount as is sufficient to enable Buyer to pay the Cash at Closing on or before the date that is thirty days following the date hereof, which period shall be extended for an additional 15 days upon written notice requesting such additional 15-day period by Buyer to Seller Representative provided that Buyer has diligently pursued the successful closing of such Equity Financing throughout the original thirty day period (such thirty day period, as extended by the additional 15 days, if such extension occurs, the “Fundraising Period”).

Section 5.14         Lease Guarantees.  In the event that Thompson, Scibelli or any of their respective Affiliates (other than the Company and its Subsidiaries) are guarantors of any obligations under any lease for any Real Property to which a Subsidiary is a party, Buyer shall use commercially reasonable efforts both before and at reasonable periodic intervals after the Closing to have such guarantor released from his guarantee of such lease, and if the landlord is unwilling to do so, Buyer shall indemnify such guarantor for any Liabilities which may arise under such lease post-Closing.

ARTICLE VI
Tax matters

Section 6.01         Tax Covenants.

(a)           Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, the Subsidiaries, their Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company or the Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing the basis of any Tax asset of Buyer, the Company or any Subsidiary in respect of any Post-Closing Tax Period.  Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company and the Subsidiaries) against any such Tax or basis reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due.  Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).  Notwithstanding the foregoing and for avoidance of doubt, Buyer shall be responsible for securing, at its sole cost and expense, all replacement Permits necessary for the continued operation of the business of the Company and the Subsidiaries immediately following the Closing, and all Taxes, fees and expenses incurred in connection with the Transition Services Agreement shall be determined and allocated in accordance with the terms thereof.

(c)           Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company and the Subsidiaries for any taxable periods ending on or prior to the Closing Date which are due after the Closing Date.  Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Company and the Subsidiaries for any Straddle Period. Any non-income Tax Return prepared by either party pursuant to this Section 6.01(c) shall be prepared in a manner consistent with past practice (unless otherwise required by Law).  Any party preparing a Tax Return pursuant to this Section 6.01(c) shall provide the other party a reasonable opportunity to review and comment on such Tax Return.  Any disagreement between Buyer and Sellers with respect to a Tax Return which cannot be timely resolved shall be resolved the Accountants.  Buyer agrees that the Tax Returns of the Company or a Subsidiary filed with respect to a Pre-Closing Tax Period and any Straddle Period which are filed after the Closing Date, and any prior Tax Returns of the Company or any Subsidiary, shall not be amended without the consent of Sellers, which consent shall not be unreasonably withheld except to the extent necessary to comply with Law.

Section 6.02         Termination of Existing Tax Sharing Agreements.  Any and all existing material Tax sharing agreements (whether written or not) binding upon the Company or the Subsidiaries shall be terminated as of the Closing Date.  After such date neither the Company, the Subsidiaries, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03         Intentionally Omitted.

Section 6.04         Straddle Period.  Notwithstanding the provisions of Section 6.01(c), in the case of Taxes that are required to be paid with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), if any, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05         Tax Treatment; Purchase Price Allocation.

(a)           Tax Treatment.  The parties hereto agree that, consistent with Revenue Ruling 99-6, Situation 2, the purchase and sale of the LLC Interests as contemplated by this Agreement shall together be treated, for U.S. federal and state income tax purposes, as a sale of the LLC Interests by Sellers and a purchase of the assets of the Company and of any Wholly-Owned Subsidiary. The parties hereto agree to report the transactions for U.S. federal and state income tax purposes in all respects consistently with such treatment and shall not take a position inconsistent with such treatment on any Tax Return or any Tax-related legal proceeding.

(b)           754 Election.  At Buyer’s option and as specified by Buyer, the Company, the Wholly-Owned Subsidiaries and Sellers (if necessary) shall join with Buyer in making a timely election under Section 754 of the Code (and any corresponding election under state and local Law) with respect to the deemed purchase and sale of the membership interests of such Subsidiaries hereunder (collectively, a “Section 754 Election”).  Buyer shall pay any Tax attributable to the making of the Section 754 Election and Buyer shall indemnify Sellers against any adverse consequences arising out of any failure to pay any such Taxes.

(c)           Allocation of Purchase Price and Section 754 Election.  Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company and the Subsidiaries (plus other relevant items), including as a result of the Section 754 Election, shall be allocated among the assets of the Company and the Subsidiaries for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule, attached hereto as Exhibit E (the “Allocation Schedule”).  Any adjustments to the Purchase Price pursuant to Section 2.08 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.06         Contests.  Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, any Subsidiary or Buyer which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”).   Sellers, at their option and at their expense, shall be entitled to control the contest or resolution of any Tax Claim; provided, however, that Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 6.07         Cooperation and Exchange of Information.  Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company and the Subsidiaries.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08         Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE VII
Conditions to closing

Section 7.01         Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)           The Company and the Subsidiaries shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and lessors referred to in Section 5.08, in each case, in form and substance reasonably satisfactory to Buyer.

Section 7.02         Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof  and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Sellers and the Individual Guarantors shall have duly performed and complied in all material respects with all agreements, covenants, guarantees and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them and him prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers and the Individual Guarantors shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No Action shall have been commenced against Buyer, Sellers, the Company, or any Subsidiary, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           Buyer shall have obtained Equity Financing on terms satisfactory to it in such amount as Buyer determines is sufficient to enable it to pay the Cash at Closing.

(e)           Intentionally Omitted.

(f)           (i) Buyer and the other members of each of BDWS, Bad Daddy’s Burger Bar of Cary, LLC and Bad Daddy’s Burger Bar of Seaboard, LLC, respectively, shall have executed and delivered amendments to the operating agreements of such Subsidiaries, in each case in substantially the form agreed upon prior to the date hereof, and (ii) Buyer and BDWS, Bad Daddy’s Burger Bar of Cary, LLC and Bad Daddy’s Burger Bar of Seaboard, LLC, respectively, shall have executed and delivered administrative services agreements, in each case in substantially the form agreed upon prior to the date hereof.

(g)           All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(h)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(i)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers and by the Individual Guarantors that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(j)           Buyer shall have received a certificate from each Seller that is a limited liability company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers and/or members of such Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)           Buyer shall have received the resignations contemplated by Section 5.05.

(l)           Sellers shall have delivered to Buyer good standing certificates (or their equivalent) for the Company and each Subsidiary from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and such Subsidiary is organized.

(m)           Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(n)           Each Seller shall have delivered, or caused to be delivered, documentation sufficient and satisfactory to Buyer to effect the transfer of the LLC Interests owned by such Seller, free and clear of all Encumbrances other than Permitted Interest Encumbrances.

(o)           Sellers shall have delivered to the Buyer revised Disclosure Schedules dated as of the Closing Date (“Revised Schedules”), with all changes through such date duly marked thereon; provided, however, that in the event that the Revised Schedules contain any material disclosure or change that should have been but was not shown on the Schedules as of the date hereof, is reasonably likely to result in a Material Adverse Effect or that is material to any warranty and representation contained herein (other than to the extent the event or conduct subject to such disclosure is expressly permitted by this Agreement), the condition contained in this Section 7.02(o) shall be deemed unsatisfied unless such disclosures are subsequently approved in writing by Buyer.

(p)           Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(q)           Sellers shall have delivered to Buyer evidence of the termination of the consulting arrangement between the Company and Verney.

Section 7.03         Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e)           Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(f)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)           Buyer shall have delivered to Sellers the Cash at Closing.

(h)           Buyer shall have executed and delivered to Sellers the Promissory Note.

(i)           Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01         Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year after the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.03, Section 3.04, Section 3.19, Section 3.21, Section 3.23, Section 4.01 and Section 4.04 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty days and (b) Section 3.18 shall survive for a period of three years after the Closing.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein, as applicable.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Sellers.  Subject to the other terms and conditions of this Article VIII, each Seller shall severally (in accordance with the percentages set forth on Section 2.02 of the Disclosure Schedule) and not jointly indemnify and defend each of Buyer and its Affiliates (including the Company and any Subsidiary) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers or the Individual Guarantors pursuant to this Agreement, provided that, notwithstanding anything to the contrary set forth in this Section 8.02, in the event of an inaccuracy in or breach of any of the representations or warranties in Section 3.01 or 3.03(b) by a Seller, only the breaching Seller shall be responsible for indemnification with respect thereto;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or the Individual Guarantors pursuant to this Agreement, provided that, notwithstanding anything to the contrary set forth in this Section 8.02, in the event of any breach or non-fulfillment of any covenant, agreement or obligation in Section 5.03, 5.04, 5.06 or 5.07 by a Seller or an Individual Guarantor, only the breaching Seller (or the Seller that is owned directly or indirectly by the breaching Individual Guarantor) shall be responsible for indemnification with respect thereto;

(c)           (i) all Taxes of the Company, or relating to the business of the Company, for all Pre-Closing Tax Periods; (ii) the Company’s proportionate share (based on the Company’s ownership interest) of any Taxes of any Subsidiary, or relating to the business of any Subsidiary, for all Pre-Closing Tax Periods; (iii) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date; or (iv) the Company’s proportionate share (based on the Company’s ownership interest) of any Taxes of any Person imposed on a Subsidiary arising under the principles of transferee or successor liability or by Contract, relating to an event or transaction occurring before the Closing Date;

(d)           any brokerage, finder’s or investment banker’s fee or commission owed in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers or the Company;

(e)           the matters set forth on Sections 3.16(a), 3.16(d) and 3.20(b) of the Disclosure Schedules; or

(f)            a violation by the Company or any Subsidiary of any state law that is not preempted by ERISA and is appicable to multiple employer welfare arrangements to which the Company or any Subsidiary is determined to be a party prior to the Closing.

Section 8.03         Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)           (i) all Taxes of the Company, or relating to the business of the Company, for all Post-Closing Tax Periods; or (ii) the Company’s proportionate share (based on the Company’s ownership interest) of any Taxes of any Subsidiary, or relating to the business of any Subsidiary, for all Post-Closing Tax Periods; or

(d)           any brokerage, finder’s or investment banker’s fee or commission owed in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 8.04         Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Subject to Section 2.06, Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (i) for any Loss until the amount of such Loss exceeds $1,000 in which event Sellers shall be required to pay or be liable for the entire such Loss, and (ii) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $100,000, in the aggregate (the “Baskets”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.  Notwithstanding anything to the contrary contained in the foregoing, Sellers shall not be liable to Buyer for any Losses in an aggregate amount in excess of $1,500,000 except that such limitation shall not apply to the extent that it is exceeded on account of (A) actual fraud by Sellers or the Individual Guarantors, (B) the failure of Sellers to convey to Buyer good title free from Encumbrances as to the LLC Interests other than Permitted Interest Encumbrances, and (C) any matter disclosed on Sections 3.16(a) or 3.16(d) of the Disclosure Schedule or any inaccuracy in or breach of the representations set forth in Sections 3.16(a) or 3.16(d) above (it being understood, however, that the maximum aggregate amount for which the Buyer Indemnitees shall be entitled to indemnification from any Seller pursuant to this Article VIII shall in no event exceed the portion of the Purchase Price actually received by such Seller).

(b)           Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.03(a) until the individual amount of any Loss and the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Baskets, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.  Notwithstanding anything to the contrary in the foregoing, Buyer shall not be liable to Sellers for any amount in excess of $1,500,000 except that such limitation shall not apply to the extent that it is exceeded on account of a claim involving actual fraud by Buyer.

(c)           Solely for purposes of calculating the amount of any Loss resulting from a breach of the representations or warranties set forth herein, “materiality” and Material Adverse Effect qualifications shall be disregarded, but such qualifications shall not, for the avoidance of doubt, be disregarded for purposes of determining whether a breach has occurred.

(d)           Recovery by Buyer Indemnitees for Losses pursuant to this Agreement shall be paid first by reduction of the Promissory Note, and then Sellers shall be required to pay all of such additional sums due and owing to the Buyer Indemnitees as and when set forth in this Article VIII.

(e)           No Buyer Indemnitees shall be entitled to be indemnified with respect to any claim to the extent that the matter that is the subject of the claim was (i) taken into account in determining the Closing Net Working Capital or any adjustments to the Purchase Price, (ii) raised in connection with determining the Closing Net Working Capital and resolved by agreement of the parties or through the dispute resolution procedures described herein with respect to determining Closing Net Working Capital or (iii) caused or aggravated by the operation of the business of the Company or its Subsidiaries following Closing or caused or aggravated by actions or omissions of any Buyer Indemnitee following the Closing Date, which cause or aggravation was unreasonable, negligent, outside the ordinary course of business or in violation of this Agreement. To the extent a Buyer Indemnitees’ Losses relate to a Subsidiary that is not a Wholly-Owned Subsidiary, such Buyer Indemnitees’ right to indemnification with respect to such Losses shall be limited to an amount of such Losses equal to the Company’s percentage share of such Subsidiary set forth in Section 3.04(a) of the Disclosure Schedules.  No party shall be obligated to indemnify any other party with respect to any claim that relates to Losses resulting from the passing of or change in any applicable Law or any accounting policy, principle or practice after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

(f)           Each Buyer Indemnitee and Seller Indemnitee will use commercially reasonable efforts to (i) mitigate Losses after becoming aware of any event which could reasonably be expected to give rise to Losses that are indemnifiable hereunder and (ii) seek to recover such Losses under all Alternative Arrangements.  Except pursuant to a written settlement agreed to by the Indemnifying Party, no Buyer Indemnitee or Seller Indemnitee that is seeking indemnification from the Indemnifying Party shall waive or release any contractual right to recover from a third party any Losses subject to (or that may be subject to) indemnification hereunder without the prior written consent of the Indemnifying Party. Each Buyer Indemnitee and Seller Indemnitee seeking indemnification hereunder will, and will cause its Affiliates (including the Company if the Company is an Affiliate) to, cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, with respect to any such effort to pursue and collect with respect thereto.  For the avoidance of doubt, in the event that a recovery is made under an Alternative Arrangement by any Buyer Indemnitee or Seller Indemnitee with respect to any Losses which have been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (up to the amount paid by the Indemnifying Party hereunder) shall be made promptly to the applicable Indemnifying Party.

Section 8.05         Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required (as evidenced by an opinion of counsel).  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company or any Subsidiary shall be governed exclusively by Article VI hereof.

Section 8.06         Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to fifteen percent (15%).

Section 8.07         Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08         Effect of Investigation.  Subject to Sections 4.09 and 5.02 hereof, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be, but with respect to indemnification of Buyer as to a matter it shall be acknowledged, if relevant to such matter, that Buyer prior to the Closing was itself involved in the same business as is conducted by the Company and the Subsidiaries.

Section 8.09         Exclusive Remedies.  From and after the completion of the purchase and sale of the LLC Interests, and subject to Section 5.07, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.  Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s actual fraud.

ARTICLE IX
Termination

Section 9.01         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Sellers if:

(i)           Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Individual Guarantors pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers or the Individual Guarantors within ten days of Sellers’ or the Individual Guarantors’ receipt of written notice of such breach from Buyer in which event Buyer may exercise any remedy available at law or equity; or

(ii)           any of the conditions set forth in Article VII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is ninety (90) days following the date hereof, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)         by Sellers by written notice to Buyer if:

(i)           Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers in which Event Sellers may exercise any remedy available at law or equity; or

(ii)           any of the conditions set forth in Article VII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is ninety (90) days following the date hereof, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)           by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e)           by Sellers, upon written notice to Buyer, in the event that Buyer shall not have obtained the Equity Financing contemplated by Section 5.13 prior to the expiration of the Fundraising Period.  In the event that Sellers terminate this Agreement pursuant to this Section 9.01(e), Buyer shall pay to Sellers $500,000 (the “Termination Payment”) in immediately available funds within five Business Days following the date of Sellers’ notice of termination pursuant to wire instructions included in such notice of termination or as otherwise provided by Seller Representative.  Notwithstanding the foregoing, the Termination Payment shall not be due hereunder if, and only if, the Equity Financing contemplated by Section 5.13 failed to close for an Exceptional Reason.

ARTICLE X
Miscellaneous

Section 10.01       Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02       Transition Services Agreement.  Buyer and FS Food Group, LLC shall enter into a Transition Services Agreement with effect from and after the Closing in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”).

Section 10.03       Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Sellers (c/o Seller Representative):
Joseph F. Scibelli
601 South Kings Drive, Suite HH
Charlotte, North Carolina 28204-3088
email:fscibelli@fsfoodgroup.com

And

Dennis L. Thompson
13850 Ballantyne Corporate Place, Suite 450
Charlotte, North Carolina 28277
email: DThompson@fbgrill.com

with a copy to (which does not constitute notice):	Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100 Atlanta, Georgia 30363 Facsimile: (404) 873-8151 email: sean.fogarty@agg.com Attention: Sean P. Fogarty
If to Buyer:	Good Times Restaurants, Inc. 601 Corporate Cir Golden, Colorado 80401 email: bhoback@gtrestaurants.com Attention: Boyd Hoback, President and CEO
with a copy to (which does not constitute notice):	Snell & Wilmer L.L.P. 1200 17th Street, Suite 1900 Denver, Colorado 80202 Facsimile: (303) 634-2020 email: rcohen@swlaw.com Attention: Roger Cohen, Esq.

Section 10.04       Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05       Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06       Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 5.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07       Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.08       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of but upon written notice to Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09       No Third-party Beneficiaries.  Except as expressly provided in this Agreement, including Article VIII hereof, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10       Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO OR THE STATE OF NORTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF DENVER, COLORADO OR IN THE CITY OF CHARLOTTE, NORTH CAROLINA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12       Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, but not limited to any breach of this Agreement by Sellers) and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14      Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other Transaction Documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith (other than one copy which each party shall be entitled to retain solely for archival purposes). Such documents, materials and information shall not be communicated to any Third Party (other than its counsel, accountants, financial advisors or consultants. No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed transaction; provided, however, that after the Closing Date, Buyer may use or disclose any confidential information included in the assets of the Company and the Subsidiaries as of the Closing Date or otherwise reasonably related to the assets or the business of the Company and its Subsidiaries. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes legally available to such party from a source other than such party, (ii) is or becomes legally available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the Consents or approvals contemplated hereby. This Agreement shall supersede the Confidentiality Agreement with respect to information concerning the Company and the Subsidiaries.

Section 10.15      Representation by Arnall Golden Gregory LLP; Privileged Communications.  In the event of any dispute following the Closing, Buyer hereby consents to the representation by Arnall Golden Gregory LLP of Sellers or their respective Affiliates notwithstanding the prior representation of the Company and its Subsidiaries by Arnall Golden Gregory LLP, and Buyer hereby waives any right to object thereto on the basis of any conflict of interest arising from such representation or similar claim. Buyer acknowledges and agrees that as to all pre-Closing communications between or among Sellers, the Company or the Subsidiaries and their respective employees and agents, on one hand, and their respective legal counsel (including Arnall Golden Gregory LLP), on the other hand, relating to the transactions contemplated thereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by Sellers, and will not pass to or be claimed by Buyer or any of its Affiliates (including, following Closing, the Company and its Subsidiaries); provided that, in the event that a dispute arises after the Closing between Buyer or any of Affiliates (including the Company), on the one hand, and any Person other than Sellers or any of their respective Affiliates, on the other hand, each of Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such Person.

Section 10.16       Certain Disclosure Matters.  The Schedules referenced in Article III, in part, set forth information specifically referred to in Article III and, in part, provide exceptions or qualifications to the representations and warranties contained in Article III (the latter schedules may not specifically be referred to in Article III).  Neither the specification of any dollar amount in Article III nor the disclosure of a document or information in a Schedule is intended, or will be construed or offered in any dispute between the parties as evidence of, the materiality of such dollar amount, document or information.  The information contained in this Agreement and the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission to any third party of any matter whatsoever, including of any violation of applicable Law or breach of any Contract.  An exception or qualification set forth in a Schedule with respect to a particular representation or warranty will be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate on its face so as to make reasonably clear that such exception or qualification is applicable to such other representations and warranties, whether or not such exception or qualification is so numbered or such other representations and warranties expressly refer to a Schedule.

Section 10.17       Seller Representative.

(a)           Appointment. Upon consummation of the transactions contemplated hereby, each Seller shall be deemed to have agreed to the provisions of this Agreement, including the indemnification obligations and procedures under Article VIII, and to have irrevocably appointed Scibelli and Thompson, jointly and severally, as “Seller Representative” and as his or its attorney in fact to give and receive notices, pay, contest, defend, settle, compromise or otherwise address any disputes, claims, or other issues as between the Buyer and Sellers after the Closing. No further documentation shall be required to evidence such agreement and appointment, and such power of attorney shall be coupled with an interest and irrevocable; provided that all notices, communications and actions by Seller Representative must be evidenced in writing and signed by both Thompson and Scibelli to be effective.

(b)           Powers of Seller Representative.  Each Seller agrees that Seller Representative shall have the full power, authority and right to perform, do and take any and all actions they deem necessary or advisable to carry out the purposes of this Agreement.  In particular, but not by way of limitation, Seller Representative has the power to (i) make and carry out decisions under this Agreement on behalf of each Seller and to sign documents and make filings on behalf of each Seller as if such Seller signed or filed such document directly, and (ii) retain attorneys, accountants, and other professional service providers to assist and advise them with respect to their duties.

(c)           Acts by Seller Representative Binding on Sellers.  Each Seller Indemnitee hereby agrees that he or it shall act, in connection with the matters covered by this Agreement, including Article VIII of this Agreement, including without limitation the defense or settlement of any claims for indemnification, solely through Seller Representative. Each Seller Indemnitee expressly acknowledges and agrees that he or it hereby waives any right or authority to act on his or its own behalf in connection with the matters covered by this Agreement, except as expressly provided to the contrary herein.  The acts of Seller Representative pursuant to this Article X shall be binding upon each of the Seller Indemnitee.

(d)           Rights of Seller Representative.  Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to them by any Seller or any other evidence deemed by Seller Representative to be reliable. Seller Representative shall be fully justified in failing or refusing or take any action under this Agreement unless they shall have received such advice or concurrence of Sellers as they deem appropriate or unless they shall have been expressly indemnified to their satisfaction by the Seller Indemnitees, jointly and severally, against any and all liability and expense that they may incur by reason of taking or continuing to take any such action.

(e)           Liability of Seller Representative.   Seller Representative shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder except in the case of their bad faith, gross negligence or willful misconduct, and each Seller hereby waives any and all rights he or it may have to challenge any such action or omission or to bring a claim in respect thereof.  Seller Representative shall be entitled to consult with counsel of their choosing (the cost of which shall be paid by all Sellers) and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.  All costs of Seller Representative shall be borne by Sellers.

(f)           Resignation.  Thompson or Scibelli may resign as Seller Representative at any time. If either individual shall resign or become unable to act as Seller Representative, the other individual shall continue to act as Seller Representative. Buyer shall promptly be notified of such resignation or appointment.

(g)           Reliance.  Each Seller agrees that Buyer and the Company (after the Closing) shall be entitled to rely on the actions taken by Seller Representative, and that each action taken by Seller Representative shall be binding on each of Sellers as if such action had been performed by them.  Sellers jointly and severally agree to indemnify and hold harmless each Buyer Indemnitee from and against any Losses that any of them may suffer, sustain or become subject to as the result of any claim by any of Sellers that an action taken by Seller Representative purportedly on behalf of Sellers pursuant to the authorization in this Article X is not binding on or enforceable against any of Sellers.

Section 10.18      Guaranty.  To the extent the Buyer Indemnitees are entitled to indemnification for Losses pursuant to Section 8.02(a) above, and the Buyer Indemnitees are able to prove that the Individual Guarantors had actual knowledge as of the date of this Agreement and as of the Closing Date that the representation or warranty giving rise to such indemnification was not true when made, the Buyer Indemnitees may seek indemnification from the Individual Guarantors, and the Individual Guarantors shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnitees from, such Losses (in all cases subject to the limitations set forth in Article VIII, including, without limitation, the Baskets, caps and time limitations), if, and only if (a) the Promissory Note has been paid in full and (b) the Buyer Indemnitees have first pursued reasonable but unsuccessful efforts to collect such Losses from Sellers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer: Good Times Restaurants, Inc.		Sellers: FS-BDI Holdings, LLC

By:	/s/ Boyd Hoback
Name: Boyd Hoback		By:	/s/ Joseph F. Scibelli
Its: President and CEO		Name: Joseph F. Scibelli Its: Manager

Thompson Family Associates, LLC

By:	/s/ Dennis L. Thompson
Name: Dennis L. Thompson Its: Manager

Keeper Investments, LLC

By:	/s/ Dennis L. Thompson
Name: Dennis L. Thompson Its: Manager

/s/ James C. Verney
James C. Verney

Fenner Restaurant Group, LLC

By:	/s/ Eric D. Fenner
Name: Eric D. Fenner Its: Member

By:	/s/ Taryn G. Fenner
Name: Taryn G. Fenner Its: Member

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

INDIVIDUAL GUARANTORS:

/s/ Joseph F. Scibelli
Joseph F. Scibelli

/s/ Dennis L. Thompson
Dennis L. Thompson

/s/ Eric D. Fenner
Eric D. Fenner

[FINAL SIGNATURE PAGE]

EXHIBIT A-1
Promissory Note

PROMISSORY NOTE

$2,500,000.00	Denver, Colorado ____________, 2015

1.           FOR VALUE RECEIVED, the undersigned GOOD TIMES RESTAURANTS, INC., a Nevada corporation (“Maker”), hereby promises to pay to the order of FS-BDI HOLDINGS, LLC, THOMPSON FAMILY ASSOCIATES, LLC, KEEPER INVESTMENTS, LLC, JAMES C. VERNEY, AND FENNER RESTAURANT GROUP, LLC (collectively, “Holders”), the aggregate principal sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) together with interest accruing at the rate of 3.25% per annum on the unpaid principal balance as set forth below.  Such principal and interest shall be payable pursuant to paragraph 2 below.  This Promissory Note is given pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement, dated as of April 24, 2015, by and among Maker, Holders, and the other parties thereto (the “Purchase Agreement”).  Each capitalized term used but not defined herein shall have the same meaning given to such term in the Purchase Agreement.

2.           Payment and Maturity.  This Promissory Note shall mature on the one year anniversary of the date of this Note (“Maturity Date”), at which time all unpaid principal and accrued interest thereon shall be due and payable in full.  All payments due to the Holders hereunder shall be made to each Holder in accordance with the percentages set forth on Section 2.02 of the Disclosure Schedules of the Purchase Agreement pursuant to wire instructions provided to Maker by Holders in writing.

3.           Prepayment.  Maker may prepay this Promissory Note in whole or in part at any time or from time to time without penalty or prior consent of Holders.

4.           Set-off.  Payment of any amounts due and owing under this Note is expressly subject to Maker’s right at its sole discretion to offset against the principal of this Promissory Note any amount owed by the Holders to Maker pursuant to the Purchase Agreement.

5.           Security.  This Promissory Note and the indebtedness evidenced hereby are subject to the terms of that certain Pledge Agreement of even date herewith between Bad Daddy’s International, LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Maker (“BDI”), and Joseph F. Scibelli, as agent for Holders (the “Pledge Agreement”), pursuant to which BDI has pledged its membership interests in Bad Daddy's Burger Bar of Mooresville, LLC and Bad Daddy's Burger Bar of East Boulevard, LLC as security for the satisfaction of Maker’s obligations hereunder; provided, however, that upon Maker’s aggregate payment to Holders of an amount of fifty percent (50%) or more of the principal amount of this Note, Maker and Holders acknowledge and agree that the Pledge Agreement shall automatically be terminated and be of no further force or effect with respect to the membership interests in either Bad Daddy's Burger Bar of Mooresville, LLC or Bad Daddy's Burger Bar of East Boulevard, LLC, as promptly designated by Holders, and the parties shall work together in good faith to promptly amend the Pledge Agreement to reflect such modified collateral and take all such actions as are reasonably required in connection therewith.

6.           Application of Payments.  All sums paid hereunder shall be applied first to all fees, costs and expenses payable to Holders hereunder, then to the payment of accrued and unpaid interest and the remainder, if any, to the reduction of unpaid principal.

7.           Acceleration and Default Interest.  If Maker shall default in the payment of any amounts due and owing under this Promissory Note or BDI shall commit any act, omission or event specified in the Pledge Agreement as an “Event of Default,” and if such default is not cured within ten days after written notice of such default is given to Maker, all unpaid principal and accrued interest shall, at the election of Holders, become immediately due and payable and shall bear interest thereafter at the rate of 15 percent per annum (“Default Rate”) until paid in full.

8.           Attorneys’ Fees.  Maker agrees to promptly reimburse Holders for all reasonable costs and expenses, including attorneys’ fees and court costs, incurred to collect this Promissory Note if not paid when due.

9.           No Waiver.  No failure on the part of Holders to exercise, and no delay in exercising any right hereunder, shall operate as a waiver of such right; nor shall any single or partial exercise by Holders of any right hereunder preclude the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.           Waiver.  Maker hereby waives presentment, demand for payment, protest for nonpayment, notice of dishonor, diligence in collection, and all other indulgences, and expressly agrees that this Promissory Note may be extended or renewed from time to time and any real or collateral security or any part thereof may be released by Holders without in any manner affecting, altering, releasing, or limiting Maker’s liability hereon.

11.           Applicable Law and Jurisdiction.  This Promissory Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Delaware.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO OR THE STATE OF NORTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF DENVER, COLORADO OR IN THE CITY OF CHARLOTTE, NORTH CAROLINA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.           General Provisions.  This Promissory Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, unless set forth by an instrument in writing and signed by the party with respect to whom enforcement of any waiver, amendment, change, modification or discharge is sought.

Whenever used herein, the words “Maker” and “Holders” shall be deemed to include their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note the day and year first above written.

MAKER: GOOD TIMES RESTAURANTS, INC., a Nevada corporation

By:
Name:	Boyd E. Hoback, President and CEO

EXHIBIT A-2
Pledge Agreement

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Agreement”) is effective as of _________, 2015, and entered into between BAD DADDY’S INTERNATIONAL, LLC, a North Carolina limited liability company (“Pledgor”) and a wholly-owned subsidiary of GOOD TIMES RESTAURANTS, INC., a Nevada corporation (“Parent”), and JOSEPH F. SCIBELLI (“Agent”).  Agent has been appointed by Sellers to act on their behalf and for their benefit with respect to this Agreement and their rights in and to the Collateral hereunder. This Agreement is given (i) in connection with that certain Promissory Note of even date herewith executed by Parent (the “Note”) and payable to Sellers and (ii) pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement, dated as of April 24, 2015, by and among Parent, Sellers and the other parties thereto (the “Purchase Agreement”).  Each capitalized term used but not defined herein shall have the same meaning given to such term in the Purchase Agreement.

1.             Pledge.  Pledgor hereby pledges, assigns, delivers, sets over, conveys and transfers to and hereby grants to Agent, on behalf of and for the benefit of Sellers,  a continuing security interest in and to the following property (the “Collateral”):

(a)           all of the issued and outstanding membership interests of each of Bad Daddy’s Burger Bar of Mooresville, LLC, a North Carolina limited liability company, and Bad Daddy’s Burger Bar of East Boulevard, LLC, a North Carolina limited liability company (collectively, the “Interests”);

(b)           all other securities, instruments, cash, options, warrants, rights and other property issued or accepted in substitution for or in addition to the Interests; and

(c)           all proceeds of any and all of the foregoing, including all: (i) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Interests, or proceeds thereof (including any cash, equity interests or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Interests and any security entitlements, as defined in Section 8-102(a)(17) of the Uniform Commercial Code as in effect in North Carolina from time to time (the “U.C.C.”), with respect thereto); (ii) “proceeds,” as such term is defined in Section 9-102(a)(64) of the U.C.C.; (iii) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Interests, or proceeds thereof; and (iv) payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Interests, or proceeds thereof.

2.             Obligations.

(a)           General.  This Agreement and the security interest granted hereby secure the payment of all obligations of Parent to Sellers under the Note and the obligations of Pledgor under this Agreement, in each case whether for principal, interest, fees, expenses, indemnity or reimbursement payments or otherwise, any and all renewals, extensions, refinancings and modifications thereof, and all reasonable costs and expenses incurred by Sellers or Agent in connection with the exercise of their rights and remedies hereunder, including reasonable attorneys’ fees (together, the “Obligations”).  So long as any of the Obligations are outstanding, unless and until the occurrence of an Event of Default (as defined below), Pledgor shall retain all rights to distributions and voting rights with respect to the Collateral.  In the event an Event of Default has occurred, Agent may, in its discretion, vote and exercise all of the powers of an owner with respect to any of the Collateral.  Without limiting the generality of the other remedies provided herein and in addition thereto, Agent may, after the occurrence of an Event of Default, take all steps necessary to cause the Collateral to be transferred into the name of Agent, and in connection therewith, Pledgor appoints Agent Pledgor’s attorney-in-fact, with full power of substitution, to execute and deliver such offers, tender offers, certificates, documents or instruments of every nature or description required for the purpose of the transfer of such the Collateral into the name of Agent, or any other person, and to take any other action and to execute any instrument which Agent may deem necessary or reasonably advisable to enable Agent to realize the benefit of the security interest provided for in this Agreement, all at Pledgor’s expense.

(b)           Interests Distributions.  If Pledgor receives any portion of income, gain, loss, deduction, or credit allocable to the Collateral, or distributions or payments in respect of the Collateral, Pledgor may retain such income, gain, loss, deduction, credit, distributions or payments as its own property unless prior to such receipt an Event of Default has occurred.  After an Event of Default has occurred, promptly upon receipt thereof by Pledgor and without any request therefor by Agent, Pledgor shall deliver (properly endorsed where required hereby or requested by Agent) to Agent all such income, gains, losses, deductions, credits, distributions and payments, all of which shall be held by Agent as additional Collateral for application to the Obligations.

(c)           Voting.  After an Event of Default has occurred, upon notice to Pledgor by Agent, all rights of Pledgor to exercise or refrain from exercising voting or other consensual rights in respect of the Collateral shall cease and all such rights shall thereupon become vested in Agent who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights.  Furthermore, promptly upon request of Agent, Pledgor shall deliver to Agent such proxies and other documents as may be reasonably necessary to allow Agent to exercise such voting and other consensual rights with respect to any Collateral.

(d)           Certificates.  Pledgor hereby covenants and agrees that the Interests are uncertificated and shall remain uncertificated.  Notwithstanding the foregoing, should the Interests become certificated at any time, all such certificates and instruments representing or evidencing any Collateral shall be immediately delivered to Agent and shall be held by Agent, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

3.           Further Action by Pledgor.  Pledgor shall, at the expense of Pledgor, promptly execute and deliver all further notices, instruments and documents, including, without limitation, financing statements, and take all such further action as may be necessary or reasonably advisable or as Agent at any time may reasonably request, in order to perfect, preserve and protect the security interest granted or purported to be granted hereby or to enable Agent to exercise and enforce such rights, powers and remedies with respect to the Collateral.

4.             No Duty.  The powers conferred to Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon them to exercise any such powers.  Beyond reasonable care in the custody of any Collateral in their possession and the accounting for moneys actually received by them hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or from any diminution in the value thereof, by reason of the act or omission of any carrier, forwarding agency, or other agent selected by Agent in good faith.

5.             Representations and Warranties of Pledgor.

(a)           Pledgor is a wholly-owned subsidiary of Parent, is member managed, and subject to the representations and warranties of Sellers in the Purchase Agreement, has good and marketable title to (and has full right and authority to pledge and assign), all Collateral, free and clear of all liens or other charges or encumbrances, except the security interest granted pursuant hereto in favor of Agent.

(b)           The filing of a UCC-1 financing statement and, to the extent the Collateral is certificated, the delivery of the Collateral to Agent, are each effective to create a valid, perfected, first priority security interest in such Collateral and all proceeds thereof, securing the Obligations, except that the filing of a financing statement, the taking of possession or some other action may be required under Section 9-306 of the U.C.C. to perfect a security interest in certain proceeds of the Collateral that does not constitute Interests or other securities or instruments.

(c)           No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required either (i) for the pledge by Pledgor of any Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by Pledgor, or (ii) for the exercise by Agent of the voting or other rights provided for in, and in accordance with the terms of, this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (except as may be required in connection with a disposition of any Interests by laws affecting the offering and sale of securities generally).

6.             Additional Covenants.

(a)           Pledgor will not sell, assign, transfer, pledge or encumber in any other manner the Collateral (except in favor of Agent hereunder).  Pledgor will warrant and defend the right, title and security interest herein granted to Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all persons whomsoever.

(b)           Pledgor will pay all taxes, assessments and charges levied, assessed or imposed upon the Collateral before the same become delinquent or become liens upon any of the Collateral except where the same may be contested in good faith by appropriate proceedings and as to which adequate reserves have been provided.

(c)           Pledgor will furnish to Agent written notice of the occurrence of any event which would make any representation contained in Section 5 untrue at such time.

7.             Defaults.  A default (an “Event of Default”) shall be deemed to have occurred hereunder if (a) both (i) Pledgor fails in any material respect to perform any material obligation hereunder or Parent fails in any material respect to perform any material obligation in the Note, and (ii) Agent gives to Pledgor or Parent, as applicable, written notice thereof and such default shall not have been cured within ten days or such additional time as may be granted to effect such cure if approved by Sellers or Agent, or (b) if any of the Collateral shall be levied upon or seized in any legal proceeding, or held by virtue of any lien or distress, or any lien other than the security interest granted hereunder in favor of Agent shall attach to any of the Collateral.

8.             Remedies.  Upon and after the occurrence of any Event of Default which is then continuing or which has not been cured within the time period given for such cure:

(a)           Agent may, in his discretion, exercise his rights with respect to the Collateral, without regard to the existence of any other security or source of payment for Obligations, including, without limitation, the rights set forth in Section 2, and may demand, sue for collection or make any other compromise or settlement with respect to other rights and remedies provided for herein or otherwise available to them, and Agent shall have all of the rights and remedies of a secured party in the State of North Carolina under the U.C.C.  Without limitation of the above, Agent may take all or any of the following actions: (i) transfer all or any part of the Collateral into the name of Agent or his nominee, without disclosing that such Collateral is subject to the lien hereunder, (ii) take control of any proceeds of the Collateral, and (iii) execute (in the name, place and stead of Pledgor) endorsements, assignments, transfer powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(b)           Except as specifically reserved herein, Pledgor waives all suretyship defenses at law and in equity, including waste and impairment of the Collateral, and further waives the requirement of any demand and presentment.  Ten (10) days’ prior notice to Pledgor at the address provided below or at such other address as Pledgor shall provide to Agent in writing for such purpose, of the time and place of any public sale of the Collateral, or of the time after which any private sale or any other intended disposition is to be made, shall constitute reasonable notification.

(c)           Agent is authorized at any such sale (including without limitation any sale to Sellers or any affiliate thereof, the same being expressly authorized and contemplated herein), if Agent deems it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment, and not with a view to the distribution or resale thereof.  Sales made subject to such restriction shall not, solely by reason thereof, be deemed not to have been made in a commercially reasonable manner.

(d)           All cash proceeds received by Agent in respect of any sale, collection or other enforcement or disposition of the Collateral shall be applied (after deduction of any amounts payable to Agent for reasonable expenses of the sale, collection or disposition of the Collateral) against Obligations in such order as Agent shall elect.  Upon payment in full of all Obligations, Pledgor shall be entitled to the return of all the Collateral pledged by Pledgor and all proceeds thereof, which have not been used or applied toward the payment of Obligations as herein authorized.

(e)           Pledgor shall use its best efforts to do or cause to be done all such acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Agreement valid and binding and in compliance with any and all applicable requirements of law.

9.             Waivers and Amendments.  Except as otherwise provided herein or by law, Pledgor waives presentment, demand, notice and protest, notice of acceptance of this Agreement, and notice of all action by Agent in reliance hereon.  No failure by Agent to exercise, no delay by Agent in exercising, and no single or partial exercise of, any right, remedy or power hereunder or under any other agreement relating to the Obligations or to the Collateral shall operate as a waiver thereof, or of any other right, remedy or power at any time.  No amendment, modification or waiver of any provision of this Agreement shall be effective unless contained in a writing signed by Agent.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.           Indemnity and Expenses.  Pledgor hereby indemnifies and holds harmless Agent from and against any and all claims, losses, and liabilities growing out of or resulting from this Agreement (including enforcement of this Agreement), except to the extent caused by the willful misconduct or gross negligence of Agent.  Upon demand, Pledgor will pay, or cause to be paid, to Agent the amount of any and all expenses actually incurred, including the reasonable fees and disbursements of its counsel and of any experts and agents, which Agent incur in connection with the administration of this Agreement, the custody, preservation, use, or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, the exercise or enforcement of any of the rights of Agent hereunder and any action taken by Agent hereunder, and the failure by Pledgor to perform or observe any of the provisions hereof.

11.           Release of Collateral.  Upon Parent’s aggregate payment of an amount of fifty percent (50%) or more of the outstanding principal amount of the Note, this Agreement shall automatically be terminated and be of no further force or effect with respect to the Collateral relating to the membership interests in either Bad Daddy’s Burger Bar of Mooresville, LLC or Bad Daddy’s Burger Bar of East Boulevard, LLC, as promptly designated by Agent, and the parties shall work together in good faith to promptly amend this Agreement to reflect such modified Collateral and take all such actions as are reasonably required to release such designated Collateral.

12.           Term; Binding Effect.  This Agreement shall remain in full force and effect until payment and satisfaction in full of all Obligations, shall be binding upon Pledgor and the successors, legatees, legal representatives and assigns of Pledgor, and shall inure to the benefit of Agent and his successors and assigns.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflict of law principles.  Unless otherwise defined herein, all words and terms used in this Agreement shall have the meanings provided in the Uniform Commercial Code of the State of North Carolina.

14.           Severability and Interpretation.  If any restriction contained in this Agreement is deemed to be unenforceable by reason of the extent, breadth, duration, geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, breadth, duration, geographical scope or other provision hereof to the extent necessary to make the provision enforceable according to applicable law and will be enforced as amended.  If any provision of this Agreement is held invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms.

15.           Notices.  All notices required by this Agreement shall be in writing and sent in a manner permitted under the Purchase Agreement to the addresses set forth on the signature page hereto or such other address as provided by a party in writing.

16.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17.           Limitation of Liability.  Neither Agent or any Affiliate thereof shall have any liability with respect to, and PLEDGOR HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY PLEDGOR OR PARENT IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE NOTE, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Pledge Agreement as of the date first set forth above.

MAKER:

BAD DADDY’S INTERNATIONAL, LLC

By: GOOD TIMES RESTAURANTS INC., its sole member

By:
Name:	Boyd E. Hoback, President and CEO

Address:

c/o Good Times Restaurants, Inc. 601 Corporate Cir Golden, Colorado 80401 email: bhoback@gtrestaurants.com Attention: Boyd Hoback, President and CEO

AGENT:

Joseph F. Scibelli

Address: 601 South Kings Drive, Suite HH Charlotte, North Carolina 28204-3088 email:fscibelli@fsfoodgroup.com

EXHIBIT B
Net Working Capital Calculation Principles

Project BLUE RIDGE  Net Working Capital Analysis: Consolidated Balance Sheets with NO ADJUSTMENTS for BDI’s equity ownership in Seaboard, Cary or Winston  April 2015   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - No Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for ALL stores listed below (including BDI Corporate).  There is no proportional adjustment made for Cary, Seaboard or Winston.                                                         100% of 100% of 100% of 100% of 100% of 100% of 100% of 100% of                                                      Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  CURRENT ASSETS:     Checking Account $134,813.7 $49,447.3 $97,548.6 $86,131.5 $154,146.0 - $9,178.7 $531,265.7     B of A Bank Account - - - - - $108,072.5 - 108,072.5     FC Bank Account - - - - - 2,441.8 - 2,441.8     BDI Corporate Gift Card Account - - - - - - 33,572.2 33,572.2     Paragon Commercial Bank - - - - - - 16,665.2 16,665.2     Petty Cash Register Drawer 1,700.0 2,000.0 2,000.0 2,200.0 1,800.0 1,500.0 - 11,200.0   Total Cash $136,513.7 $51,447.3 $99,548.6 $88,331.5 $155,946.0 $112,014.3 $0.0 $59,416.0 $703,217.4    Accounts Receivable $19,426.3 $71,727.5 $396.3 $1,500.0 $125.0 - $23,253.2 $116,428.1      Inventory - Food $5,032.0 $10,719.0 $10,071.0 $9,674.0 $10,195.6 $13,436.7 - $59,128.3     Inventory - Beverage 4,640.0 6,206.0 5,708.0 8,582.0 7,509.2 5,651.7 - 38,296.9   Total Inventory $9,672.0 $16,925.0 $15,779.0 $18,256.0 $17,704.8 $19,088.4 $0.0 $0.0 $97,425.2      Prepaid Maintenance Contracts $303.5 $184.5 $2,033.9 $3,963.6 - - - $6,485.5     Prepaid Licenses 311.5 623.1 458.0 - $311.4 - - 1,703.9     Prepaids - - - - - $13,299.7 - 13,299.7   Total Prepaid expenses $615.0 $807.6 $2,491.8 $3,963.6 $311.4 $13,299.7 $0.0 $0.0 $21,489.1      First Citizens Savings ABC LOC - - - $800.0 - - - 800.0     Wake County ABC Deposit Acct - - - - $800.0 - - 800.0     Gift Cards On Hand - - - - - - $1,006.6 1,006.6     Undeposited Funds - $2,736.7 - - 50.0 - 120.0 2,906.7   Total Other Current Assets $0.0 $2,736.7 $0.0 $800.0 $850.0 $0.0 $0.0 $1,126.6 $5,513.2  TOTAL CURRENT ASSETS (excluding Cash) $29,713.3 $92,196.7 $18,667.1 $24,519.6 $18,991.2 $32,388.1 $0.0 $24,379.7 $240,855.7     Total Cash $136,513.7 $51,447.3 $99,548.6 $88,331.5 $155,946.0 $112,014.3 $0.0 $59,416.0 $703,217.4 TOTAL CURRENT ASSETS $166,227.0 $143,644.0 $118,215.7 $112,851.1 $174,937.2 $144,402.5 $0.0 $83,795.8 $944,073.1                Page 1 of 6   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - No Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for ALL stores listed below (including BDI Corporate).  There is no proportional adjustment made for Cary, Seaboard or Winston.                                                         100% of 100% of 100% of 100% of 100% of 100% of 100% of 100% of                                                      Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  CURRENT LIABILITIES:     Accounts payable $65,354.8 $39,777.3 $54,250.5 $46,411.4 $31,052.4 $16,122.1 $15,781.2 $268,749.7     APAMEX - 8,643.0 - - - - - 8,643.0   Total Accounts payable $65,354.8 $48,420.3 $54,250.5 $46,411.4 $31,052.4 $16,122.1 $0.0 $15,781.2 $277,392.7      Accrued Rent - - - - - - - -     Accrued Natural Gas - - - - - - - -     Accrued Property Taxes $2,145.5 $2,376.9 $2,636.6 $428.6 $1,016.0 - - 8,603.6     Accrued Credit Fees / Card Processing - - - - - - - -     Accrued Electric - - - - - - - -     Accrued Insurance IMA - P&C - - - - - - - -     Accrued Insurance IMA-Work Comp (1) - - - - - - - -     Accrued Health Insurance 1,316.8 90.9 (5.8) - 2,026.7 - - 3,428.6     Accrued Bonus - - - - - $752.6 - 752.6     Accrued Internet - - - - - - - -     Accrued Telephone - - - - - - - -     Accrued Water - - - - - 1,500.0 - 1,500.0     Accrued Commissions - - - - - - - -     Accrued Vacation - - - - - - - -   Total Accrued expenses $3,462.3 $2,467.7 $2,630.8 $428.6 $3,042.7 $2,252.6 $0.0 - $14,284.7      Gift Card Liability $6,733.9 $4,014.8 $3,166.7 $2,478.1 $2,145.2 $6,823.7 - 25,362.4     Gift Card Adjustment - - 216.8 (15.0) 100.0 - - 301.8     Sales Tax Payable 17,229.1 16,247.7 16,432.1 10,611.1 14,378.0 12,107.0 - 87,005.1     Wages Payable 18,275.5 22,996.1 19,165.5 16,937.0 17,514.0 - - 94,888.1     Promo Card Redeemed - - - - - - - -     Tips Payable - - - - - - - -     Payroll Suspense - - - - - - - -     Valutec Gift Card Corporate Pooling - - - - - - $33,452.2 33,452.2   Total Other Current Liabilities $42,238.5 $43,258.6 $38,981.1 $30,011.3 $34,137.2 $18,930.7 $0.0 $33,452.2 $241,009.5      American Express Payable - $43.8 - - - - - $43.8     BofA 6593 - - - - - - - -   Total Credit Card Payable - $43.8 - - - - - - $43.8  TOTAL CURRENT LIABILITIES $111,055.6 $94,190.5 $95,862.4 $76,851.2 $68,232.3 $37,305.3 $0.0 $49,233.4 $532,730.7          Page 2 of 6   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - No Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for ALL stores listed below (including BDI Corporate).  There is no proportional adjustment made for Cary, Seaboard or Winston.                                                         100% of 100% of 100% of 100% of 100% of 100% of 100% of 100% of                                                      Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  NET WORKING CAPITAL   Current Assets $166,227.0 $143,644.0 $118,215.7 $112,851.1 $174,937.2 $144,402.5 $0.0 $83,795.8 $944,073.1   Less: Current Liabilities 111,055.6 94,190.5 95,862.4 76,851.2 68,232.3 37,305.3 - 49,233.4 532,730.7 Net Working Capital $55,171.4 $49,453.5 $22,353.3 $35,999.9 $106,704.9 $107,097.2 $0.0 $34,562.4 $411,342.4  Source: Company financials and audit.  (1) True up workers comp at closed based on wages.                                               Page 3 of 6         Project BLUE RIDGE  Net Working Capital Analysis: Consolidated Balance Sheets WITH ADJUSTMENTS for BDI’s equity ownership in Seaboard, Cary or Winston  April 2015   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for Birkdale, East, Ballantyne and BDI Corporate.  Based on BDI's ownership of Cary, Seaboard and Winston, each of those balance sheets were multiplied by the following percentages prior to being consolidated into the "Total" column:  - Cary's balance sheet was multiplied by 52.500%  - Seaboard's balance sheet was multiplied by 50.720%  - Winston's balance sheet was multiplied by 24.423%                                                         100% of 100% of 100% of 52.50% of 50.72% of 24.42% of 100% of 100% of                                                        Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  CURRENT ASSETS:     Checking Account $134,813.7 $49,447.3 $97,548.6 $45,219.0 $78,182.4 - $9,178.7 $414,389.7     B of A Bank Account - - - - - $26,394.7 - 26,394.7     FC Bank Account - - - - - 596.4 - 596.4     BDI Corporate Gift Card Account - - - - - - 33,572.2 33,572.2     Paragon Commercial Bank - - - - - - 16,665.2 16,665.2     Petty Cash Register Drawer 1,700.0 2,000.0 2,000.0 1,155.0 913.0 366.3 - 8,134.3   Total Cash $136,513.7 $51,447.3 $99,548.6 $46,374.0 $79,095.4 $27,357.4 $0.0 $59,416.0 $499,752.5    Accounts Receivable $19,426.3 $71,727.5 $396.3 $787.5 $63.4 - $23,253.2 $115,654.0      Inventory - Food $5,032.0 $10,719.0 $10,071.0 $5,078.9 $5,171.2 $3,281.7 - $39,353.7     Inventory - Beverage 4,640.0 6,206.0 5,708.0 4,505.6 3,808.7 1,380.3 - 26,248.5   Total Inventory $9,672.0 $16,925.0 $15,779.0 $9,584.4 $8,979.8 $4,662.0 $0.0 $0.0 $65,602.2      Prepaid Maintenance Contracts $303.5 $184.5 $2,033.9 $2,080.9 - - - $4,602.8     Prepaid Licenses 311.5 623.1 458.0 - $158.0 - - 1,550.5     Prepaids - - - - - $3,248.2 - 3,248.2   Total Prepaid expenses $615.0 $807.6 $2,491.8 $2,080.9 $158.0 $3,248.2 $0.0 $9,401.5      First Citizens Savings ABC LOC - - - $420.0 - - - 420.0     Wake County ABC Deposit Acct - - - - $405.8 - - 405.8     Gift Cards On Hand - - - - - - $1,006.6 1,006.6     Undeposited Funds - $2,736.7 - - 25.4 - 120.0 2,882.0   Total Other Current Assets $0.0 $2,736.7 $0.0 $420.0 $431.1 $0.0 $0.0 $1,126.6 $4,714.3  TOTAL CURRENT ASSETS (excluding Cash) $29,713.3 $92,196.7 $18,667.1 $12,872.8 $9,632.3 $7,910.2 $0.0 $24,379.7 $195,372.1     Total Cash $136,513.7 $51,447.3 $99,548.6 $46,374.0 $79,095.4 $27,357.4 $0.0 $59,416.0 $499,752.5 TOTAL CURRENT ASSETS $166,227.0 $143,644.0 $118,215.7 $59,246.8 $88,727.7 $35,267.6 $0.0 $83,795.8 $695,124.5              Page 4 of 6   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for Birkdale, East, Ballantyne and BDI Corporate.  Based on BDI's ownership of Cary, Seaboard and Winston, each of those balance sheets were multiplied by the following percentages prior to being consolidated into the "Total" column:  - Cary's balance sheet was multiplied by 52.500%  - Seaboard's balance sheet was multiplied by 50.720%  - Winston's balance sheet was multiplied by 24.423%                                                         100% of 100% of 100% of 52.50% of 50.72% of 24.42% of 100% of 100% of                                                        Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  CURRENT LIABILITIES:     Accounts payable $65,354.8 $39,777.3 $54,250.5 $24,366.0 $15,749.7 $3,937.5 $15,781.2 $219,217.0     APAMEX - 8,643.0 - - - - - 8,643.0   Total Accounts payable $65,354.8 $48,420.3 $54,250.5 $24,366.0 $15,749.7 $3,937.5 $0.0 $15,781.2 $227,860.0      Accrued Rent - - - - - - - -     Accrued Natural Gas - - - - - - - -     Accrued Property Taxes $2,145.5 $2,376.9 $2,636.6 $225.0 $515.3 - - 7,899.3     Accrued Credit Fees / Card Processing - - - - - - - -     Accrued Electric - - - - - - - -     Accrued Insurance IMA - P&C - - - - - - - -     Accrued Insurance IMA-Work Comp (1) - - - - - - - -     Accrued Health Insurance 1,316.8 90.9 (5.8) - 1,027.9 - - 2,429.8     Accrued Bonus - - - - - $183.8 - 183.8     Accrued Internet - - - - - - - -     Accrued Telephone - - - - - - - -     Accrued Water - - - - - 366.3 - 366.3     Accrued Commissions - - - - - - - -     Accrued Vacation - - - - - - - -   Total Accrued expenses $3,462.3 $2,467.7 $2,630.8 $225.0 $1,543.3 $550.1 $0.0 - $10,879.3      Gift Card Liability $6,733.9 $4,014.8 $3,166.7 $1,301.0 $1,088.0 $1,666.6 - 17,971.0     Gift Card Adjustment - - 216.8 (7.9) 50.7 - - 259.6     Sales Tax Payable 17,229.1 16,247.7 16,432.1 5,570.8 7,292.5 2,956.9 - 65,729.2     Wages Payable 18,275.5 22,996.1 19,165.5 8,891.9 8,883.0 - - 78,212.1     Promo Card Redeemed - - - - - - - -     Tips Payable - - - - - - - -     Payroll Suspense - - - - - - - -     Valutec Gift Card Corporate Pooling - - - - - - $33,452.2 33,452.2   Total Other Current Liabilities $42,238.5 $43,258.6 $38,981.1 $15,755.9 $17,314.3 $4,623.5 $0.0 $33,452.2 $195,624.0      American Express Payable - $43.8 - - - - - $43.8     BofA 6593 - - - - - - - -   Total Credit Card Payable - $43.8 - - - - - - $43.8  TOTAL CURRENT LIABILITIES $111,055.6 $94,190.5 $95,862.4 $40,346.9 $34,607.3 $9,111.1 $0.0 $49,233.4 $434,407.1         Page 5 of 6   Project BLUE RIDGE - 2014 Net Working Capital Schedule for Period 13 (as of December 28, 2014)  Note - Proportionate Adjustment made for Seaboard, Cary and Winston  ($ in actuals)  Note: This consolidated balance sheet includes 100% of the balance sheets for Birkdale, East, Ballantyne and BDI Corporate.  Based on BDI's ownership of Cary, Seaboard and Winston, each of those balance sheets were multiplied by the following percentages prior to being consolidated into the "Total" column:  - Cary's balance sheet was multiplied by 52.500%  - Seaboard's balance sheet was multiplied by 50.720%  - Winston's balance sheet was multiplied by 24.423%                                                         100% of 100% of 100% of 52.50% of 50.72% of 24.42% of 100% of 100% of                                                        Birkdale East Boulevard Ballantyne Cary Seaboard Winston Mooresville BDI Corporate Total  NET WORKING CAPITAL   Current Assets $166,227.0 $143,644.0 $118,215.7 $59,246.8 $88,727.7 $35,267.6 $0.0 $83,795.8 $695,124.5   Less: Current Liabilities 111,055.6 94,190.5 95,862.4 40,346.9 34,607.3 9,111.1 - 49,233.4 434,407.1 Net Working Capital $55,171.4 $49,453.5 $22,353.3 $18,899.9 $54,120.4 $26,156.5 $0.0 $34,562.4 $260,717.4  Source: Company financials and audit.  (1) True up workers comp at closed based on wages.                                            Page 6 of 6   Bad Daddy's Vacation       BLUE RIDGE - Vacation Accruals                                                                                                                                                                                                                                Day Owned BDI GT BDI Portion Less Amt Amt. Owed Amt. Owed      EMPLOYEE STORE Hire Date ANNIVERSARY VACATION DAYS DAYS USED BALANCE Salary Per Period Per Week Per Day Total Cost By BDI Percentage Percentage of Cost Paid at Close - 100% at Close - Adj. (1) Thomas, Luke East 11/23/2009 11/23/2014 15 3 12 57,926.00 4,455.85 1,113.96 222.79 3,341.88 152 41.64% 58.36% 1,391.69 668.38 723.31 723.31 Hopkins, Carol East 9/1/2014 9/1/2014 5 2 3 45,425.90 3,494.30 873.58 174.72 873.58 235 64.38% 35.62% 562.44 349.43 213.01 213.01 Gillespie, Patrick East 6/27/2014 6/27/2014 5 1 4 40,000.00 3,076.92 769.23 153.85 769.23 301 82.47% 17.53% 634.35 153.85 480.51 480.51 Medina, Christian East 4/10/2009 4/10/2015 15 6 9 55,926.00 4,302.00 1,075.50 215.10 3,226.50 14 3.84% 96.16% 123.76 1,290.60 (1,166.84) (1,166.84) O'Connell, Daniel East 8/12/2013 8/12/2014 10 5 5 44,980.00 3,460.00 865.00 173.00 1,730.00 255 69.86% 30.14% 1,208.63 865.00 343.63 343.63 Moreno, Darvelio East-HOURLY EMP $12/hr 1/14/2008 1/14/2015 35 Hours 35 Hours 0 24,960.00 1,920.00 480.00 96.00 420.00 100 27.40% 72.60% 115.07 420.00 (304.93) (304.93) Masterson, John Ballantyne 8/14/2012 8/14/2014 10 0 10 55,926.00 4,302.00 1,075.50 215.10 2,151.00 253 69.32% 30.68% 1,490.97 - 1,490.97 1,490.97 Harris, Anna Ballantyne 6/17/2013 6/17/2014 10 8 2 45,926.14 3,532.78 883.20 176.64 1,766.39 311 85.21% 14.79% 1,505.06 1,413.11 91.95 91.95 Morrison, Audri Ballantyne 1/2/2015 0 0 0 - Reid, Scott Ballantyne 12/22/2014 12/22/2014 0 0 0 - Prestegui, Juan Ballantyne 10/31/2010 10/31/2014 15 4 11 51,925.90 3,994.30 998.58 199.72 2,995.73 175 47.95% 52.05% 1,436.31 798.86 637.45 637.45 Pacheco, Edwin Ballantyne-HOURLY EMP $15/hr 1/14/2008 1/14/2015 5 0 5 31,200.00 2,400.00 600.00 120.00 525.00 100 27.40% 72.60% 143.84 - 143.84 143.84 Cloud, Jason Birkdale 8/6/2012 8/6/2014 10 1 9 56,925.96 4,378.92 1,094.73 218.95 2,189.46 261 71.51% 28.49% 1,565.61 218.95 1,346.67 1,346.67 Hansbrough, Alan Birkdale 5/4/2012 5/4/2014 10 5 5 46,425.86 3,571.22 892.81 178.56 1,785.61 355 97.26% 2.74% 1,736.69 892.81 843.88 843.88 Danaceau, Gretchen Birkdale 4/28/2014 4/28/2014 5 0 5 42,926.00 3,302.00 825.50 165.10 825.50 361 98.90% 1.10% 816.45 - 816.45 816.45 Wadman, Chris Birkdale 11/19/2012 11/19/2014 10 0 10 61,926.02 4,763.54 1,190.89 238.18 2,381.77 156 42.74% 57.26% 1,017.96 - 1,017.96 1,017.96 Plyler, Aaron Birkdale 6/2/2014 6/2/2014 5 0 5 45,792.50 3,522.50 880.63 176.13 880.63 326 89.32% 10.68% 786.53 - 786.53 786.53 O'connell, Sally Mooresville 12/19/2011 12/19/2014 10 0 10 61,925.76 4,763.52 1,190.88 238.18 2,381.76 126 34.52% 65.48% 822.20 - 822.20 822.20 Jarvis, Jeff Mooresville 8/11/2014 8/11/2014 5 0 5 48,426.04 3,725.08 931.27 186.25 931.27 256 70.14% 29.86% 653.16 - 653.16 653.16 Fullante, Jennifer Mooresville 12/15/2014 12/15/2014 0 0 0 - Elsby, Pete Mooresville 8/19/2013 8/19/2014 10 3 7 54,525.90 4,194.30 1,048.58 209.72 2,097.15 248 67.95% 32.05% 1,424.91 629.15 795.77 795.77 Berlak, Justin Mooresville 11/10/2014 11/10/2014 0 0 0 - - - - - Troxler, Anthony Mooresville 3/23/2015 0 0 0 - Deramus, Cov Seaboard 1/30/2012 1/30/2015 10 0 10 65,000.00 5,000.00 1,250.00 250.00 2,500.00 84 23.01% 76.99% 575.34 - 575.34 291.81 Deramus, Erica Seaboard 3/11/2013 3/11/2015 10 0 10 45,000.00 3,461.54 865.38 173.08 1,730.77 44 12.05% 87.95% 208.64 - 208.64 105.82 Naue, Shayna Seaboard 9/30/2013 9/30/2014 10 0 10 45,000.00 3,461.54 865.38 173.08 1,730.77 206 56.44% 43.56% 976.82 - 976.82 495.44 Herrlinger, Lane Seaboard 12/26/2012 12/26/2014 10 0 10 50,000.00 3,846.15 961.54 192.31 1,923.08 119 32.60% 67.40% 626.98 - 626.98 318.00 Sanchez, Cesar Seaboard 8/5/2014 8/5/2014 5 0 5 42,250.00 3,250.00 812.50 162.50 812.50 262 71.78% 28.22% 583.22 - 583.22 295.81 Coenen, Rob Seaboard 12/31/2014 0 0 0 - Richards, David Cary 8/27/2012 8/27/2014 10 0 10 80,000.00 6,153.85 1,538.46 307.69 3,076.92 240 65.75% 34.25% 2,023.18 - 2,023.18 1,062.17 Rodriguez, Ethie Cary 9/1/2014 9/1/2014 5 0 5 42,000.00 3,230.77 807.69 161.54 807.69 235 64.38% 35.62% 520.02 - 520.02 273.01 Booger, Leif Cary 9/9/2013 9/9/2014 10 5 5 46,000.00 3,538.46 884.62 176.92 1,769.23 227 62.19% 37.81% 1,100.32 884.62 215.70 113.24 Arieta, Carlos Cary 11/19/2012 11/19/2014 10 5 5 55,000.00 4,230.77 1,057.69 211.54 2,115.38 156 42.74% 57.26% 904.11 1,057.69 (153.58) (80.63) Boyes, Chris Cary 5/22/2014 5/22/2014 10 10 0 40,000.00 3,076.92 769.23 153.85 1,538.46 337 92.33% 7.67% 1,420.44 1,538.46 (118.02) (61.96) Abbott, James Winston 7/1/2013 7/1/2014 10 0 10 85,000.00 6,538.46 1,634.62 326.92 3,269.23 297 81.37% 18.63% 2,660.17 - 2,660.17 649.70 Maguire, Michael Winston 8/1/2013 8/1/2014 10 0 10 60,000.00 4,615.38 1,153.85 230.77 2,307.69 266 72.88% 27.12% 1,681.77 - 1,681.77 410.74 Kinnamon, Josh Winston 12/1/2013 12/1/2014 10 2 8 35,000.00 2,692.31 673.08 134.62 1,346.15 144 39.45% 60.55% 531.09 269.23 261.85 63.95 Grigsby, Jake Winston 10/1/2013 10/1/2014 10 0 10 30,000.00 2,307.69 576.92 115.38 1,153.85 205 56.16% 43.84% 648 - 648 158                                                                                                                                                                                                                                                                           31,895.77 11,450.12 20,445.65 13,830.89 Note: Hourly employees receive up to 35 hours of vacation each year after 3 years. Hours are based on trailing 12 week average. Starting in February 2015 BDI agreed to buy back any unused vacation at 50%.  (1) Seaboard, Cary and Winston vacation accruals have been adjsuted by BDI's proportional ownership share of 50.72%, 52.50% and 24.42% respectively.

EXHIBIT C
Resignations

Effective as of the Closing:

•	Joseph F. Scibelli shall resign from all positions with the Company and all Subsidiaries, including as a manager or officer thereof.
•	Dennis L. Thompson shall resign from all positions with the Company and all Subsidiaries (other than BDWS), including as a manager or officer thereof.
•	Eric D. Fenner shall resign from all positions with the Company and all Subsidiaries, including as a manager or officer thereof.
•
Blake Thompson shall resign from all positions with the Company and all Subsidiaries, including as a manager or officer thereof, other than the position of RGWP Manager for Bad Daddy’s Burger Bar of Cary, LLC and Bad Daddy’s Burger Bar of Seaboard, LLC.

•
Covington DeRamus shall resign from all positions with the Company and all Subsidiaries, including as a manager or officer thereof, other than the position of Vice President-Operations for Bad Daddy’s Burger Bar of Cary, LLC and Bad Daddy’s Burger Bar of Seaboard, LLC

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) dated this 24th day of April, 2015 (the “Effective Date”) is entered into among Good Times Restaurants, Inc., a Nevada corporation (“Buyer”), and FS Food Group, LLC, a North Carolina limited liability company (“Company”).  Each of Buyer and Company are sometimes hereinafter referred to as a “Party” and collectively as the “Parties.”

RECITALS

Buyer has entered into a contract with the owners of Bad Daddy’s International, LLC, a North Carolina limited liability company (“BDI”), to purchase all of the membership interests of BDI (the “Acquisition”).  BDI owns certain subsidiary entities in whole or in part (the “BDI Subsidiaries”) which operate Bar Daddy’s Burger Bar restaurants (the “Restaurants”).  Prior to such purchase Company has provided substantial services for the operation of the Restaurants which, as set forth in this Agreement, Buyer wishes to be continued for a specified period of time.

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.             Transition Services.

(a)           Services.  Company shall provide to Buyer, BDI and the BDI Subsidiaries those services (collectively, the “Services”) described in the numbered Schedules attached hereto (collectively, the “Services Schedules”) to assist Buyer, BDI and the BDI Subsidiaries to operate the Restaurants for the time period set forth in the Services Schedules.  In addition, upon Buyer’s request, Buyer and Company shall negotiate in good faith to amend the Services to require Company to perform additional Services pursuant to this Agreement, provided that such additional Services are reasonably necessary or appropriate to operate the Restaurants in a manner similar to or compatible with their present operation and were provided by Company to BDI and/or the BDI Subsidiaries prior to the date hereof.  In connection with Company’s provision of the Services hereunder, Company shall provide Buyer, BDI and the BDI Subsidiaries during normal business hours, with commercially reasonable access to, and the commercially reasonable assistance of, Company’s employees responsible for performing the Services, and Company will cause such employees to cooperate with the reasonable requests of and assist Buyer, BDI and the BDI Subsidiaries in the provision of the Services hereunder.

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(b)           Quality of Services.  Company warrants that the Services will be performed in substantially the same manner that Company performed the Services for the BDI Subsidiaries and the Restaurants prior to the Closing Date (as defined below).

(c)           No Improvements.  In connection with the performance of the Services, Company will have no obligation to (i) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used or (ii) except as otherwise expressly set forth herein, convert any data from one format to another for use by Buyer or any other Person (as defined below) in connection with the Services or otherwise; provided, however, that Company shall cooperate with Buyer in the event that Buyer engages in such upgrades, enhancements, modifications or changes of format at the Buyer’s sole expense.

(d)           BDI Assets.  Buyer hereby agrees that to the extent that the rendering of any of the Services requires the use of any BDI or BDI Subsidiary assets, Company shall have the use of such assets as necessary to render such Services.  Buyer shall instruct its employees to cooperate with Company in connection with its provision of the Services hereunder.

2.             Transition Services Representatives; Transition Planning.  Each of Buyer and Company shall appoint and maintain a representative for the Services (each a “Services Representative”) who shall (i) use commercially reasonable efforts to achieve the overall intent of this Agreement with respect to such Services; (ii) supervise the activities of their respective employees with respect to such Services; and (iii) serve as a point of contact for the other Party with respect to questions and issues that may arise in connection with the Services and, in the case of Company, to receive all instructions from Buyer with respect to Services to be performed by Company employees.  The initial Services Representative for Company shall be Eric Fenner for so long as he is employed by Company.  The Services Representative for Buyer shall be Scott Somes for so long as he is employed by Buyer.

3.             Security.  Company shall implement and use all reasonable safeguards to protect the data in its possession that is owned by Buyer, BDI, the BDI Subsidiaries and the Restaurants consistent with its practices in protecting its own data.  Buyer shall implement and use all reasonable safeguards to protect the data in its possession that is owned by Company consistent with its practices in protecting its own data.

4.             Intellectual Property.  Each Party shall retain all right, title and interest in and to its intellectual property used in connection with the Services.  Notwithstanding anything to the contrary set forth herein, Company acknowledges and agrees that all right, title, and interest to data generated or collected and intellectual property acquired by Company as a result of providing the Services under this Agreement shall be owned by Buyer or BDI, as the case may be.

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5.             Term and Termination.

(a)           Term.  This Agreement shall become effective on the date of the closing of the Acquisition (the “Closing Date”) and shall continue in full force and effect until the earlier of (i) the date this Agreement is terminated in accordance with the provisions of Section 5(b) below and (ii) unless another date is set forth with respect to a particular Service on the Services Schedules, the last day of the second full accounting period of BDI following the Closing (the “Transition Period”).  If, in spite of the commercially reasonable efforts of the Parties, the Service(s) are not transitioned to Buyer, BDI or the BDI Subsidiaries as of the expiration of the Transition Period, Buyer may request in writing that Company extend the Transition Period during which Company provides such remaining Services for one additional accounting period of BDI and the Parties shall mutually agree in good faith upon the terms of such extension (the “Term Extension”).  Buyer’s request for a Term Extension shall specify, in reasonable detail, the scope and nature of the Service(s) to be provided by Company during the Term Extension.   Should the closing of the Acquisition not occur for any reason, this Agreement shall automatically terminate and be of no further force or effect.   Notwithstanding anything to the contrary set forth herein, this Agreement shall automatically terminate upon the expiration of the term of the last Service provided hereunder.

(b)           Termination.  Upon written notice to the other Party, this Agreement may be terminated:  (i) by Company due to the failure by Buyer to pay any amount due to Company under this Agreement, which failure continues for more than 10 days following written notice thereof from Company, provided however that Company may not so terminate this Agreement or suspend performance of Services for non-payment in the event of a good faith dispute between the Parties as to the amounts due hereunder; or (ii) by either Party due to the material default of a Party in performing any covenant or agreement under this Agreement, which default continues uncured for more than 10 days following written notice thereof; or (iii) by Buyer, with respect to a particular Service, on 10 days’ written notice that Buyer is no longer in need of such Service, provided that this clause (iii) shall not apply with respect to those Services that relate to a Required Contract, without Company’s written consent.

(c)           Effect of Termination.  The expiration or termination of this Agreement, or the term during which a particular Service is being provided, shall not relieve Buyer of its responsibility for paying all amounts due and satisfying all obligations with respect to any products or services acquired or ordered or obligations incurred by Company, on behalf and upon the instruction of Buyer, BDI or any BDI Subsidiaries, prior to such expiration or termination.

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6.             Payment Terms.

(a)           In connection with Company performing each of the Services during the term thereof, Buyer shall pay Company for each such Service the amounts set forth on the Services Schedules; provided that, except as otherwise set forth in Section 5(c) above, if any, in the event that Company ceases to perform any particular Service pursuant to a request made by Buyer, Buyer shall pay for such terminated Service only through the end of such Services (and any accounting period fee relating to such terminated Service shall be prorated for Services provided during any partial month).

(b)           Other than with respect to the Accounting Fee and hourly fees described on the Services Schedules, which will be invoiced in connection with each accounting period end, Company will invoice Buyer for all other amounts due hereunder on a bi-weekly basis.  All invoices delivered by Company shall be accompanied by reasonable documentation supporting the invoiced amounts and shall be paid by Buyer within seven (7) days of receipt. Should Buyer dispute any portion of any invoice in good faith, Buyer will promptly notify Company in writing of the nature and basis of the dispute.

(c)           Any sums mistakenly received by either Party, either during the Transition Period or thereafter, shall be remitted to the Party entitled to receive such funds within seven (7) days of receipt.  Either Party mistakenly making any payment to suppliers or vendors of the other Party at any time shall be entitled to prompt reimbursement from such other Party upon written notice detailing the payment made, a copy of the information relating to the account paid and proof of payment.

7.             Confidentiality.  Buyer and Company acknowledge that, by reason of their relationship, they may have access to certain information and materials concerning the other’s business and products (including, but not limited to, information and materials contained in technical data provided to the other party, information concerning the Restaurants, financial information and data, strategies and marketing and customer information) which is confidential and of substantial value to the other Party, which value would be impaired if such information were disclosed to third parties (“Confidential Information”).  Each Party agrees that it shall not, and shall cause its Affiliates and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives not to, use in any way (other than in connection with performing its obligations hereunder), for their own account or the account of any third party, or disclose to any third party, any such Confidential Information without prior written authorization from the other party, except as otherwise required by applicable laws, a court of competent jurisdiction or the rules of a national securities exchange and then only after providing the other Party reasonable prior notice of such required disclosure in order to permit such Party to seek an appropriate protective order.  Each Party shall take precautions to protect the confidentiality of such Confidential Information consistent with the efforts exercised by it with respect to its own Confidential Information, but in no event with less than a commercially reasonable degree of care.  Notwithstanding anything to the contrary set forth herein, a Party (the “Recipient”) who receives Confidential Information from the other Party (the “Disclosing Party”) shall not be required to hold in confidence information that (a) is or becomes generally available to the public other than as a result of a breach of these provisions by the Recipient, (b) may be required for such Party to enforce its rights under this Agreement or (c) becomes available to the Recipient subsequent to the date hereof on a non-confidential basis from a source other than the Disclosing Party or from the provision of the Services, provided that the source of such information was not, to Recipient’s knowledge, bound by a confidentiality agreement with, or bound by any other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party with respect to such information.  This provision shall survive the termination or expiration of this Agreement.  For purposes hereof, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the ownership of fifty percent (50%) or more of the voting securities of a Person or possession, directly or indirectly, of the power to elect or appoint fifty percent (50%) or more of the directors or managers of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes hereof, “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

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8.             Company Indemnification.  Company shall indemnify, defend and hold harmless Buyer, its Affiliates and Buyer’s and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives from and against any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claim made by any third party arising out of Company’s breach of this Agreement or Company’s or its employees’ gross negligence or willful misconduct.  This provision shall survive the termination or expiration of this Agreement.

9.             Buyer Indemnification.  Buyer shall indemnify, defend and hold harmless Company, its Affiliates and Company’s and its Affiliates’ officers, directors, members, managers, employees, agents and other representatives from and against any and all damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any claim made by any third party arising out of Company’s performance of the Services (other than to the extent arising out of Company’s breach of this Agreement or Company’s or its employees’ gross negligence or willful misconduct), Buyer’s breach of this Agreement or Buyer’s or its employees’ gross negligence or willful misconduct.  This provision shall survive the termination or expiration of this Agreement.

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10.           Limitation of Liability.  EXCEPT WITH RESPECT TO EACH PARTY’S OBLIGATIONS PURSUANT TO SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY LOSSES ARISING FROM OR RELATED TO THIS AGREEMENT THAT: (I) ARE IN THE NATURE OF LOST PROFITS OR INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INCIDENTAL DAMAGES, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; OR (II) EXCEED THE AGGREGATE AMOUNT OF FEES ACTUALLY PAID TO COMPANY BY BUYER UNDER THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR WITH RESPECT TO THE SERVICES.

11.           Miscellaneous.

(a)           Relationship of the Parties.  Nothing contained in this Agreement shall create or be deemed to create any relationship of agency, joint venture or partnership between Company or any of its Affiliates and Buyer or any of its Affiliates.  Each Party agrees to provide such information and assistance as the other Party may reasonably request to enable each Party to fulfill its obligations hereunder.

(b)           Assignment.  Neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent (not to be unreasonably withheld) of the other Party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement shall prohibit Company from designating, in its sole discretion, one or more of its Affiliates to perform the Services required hereunder; provided, that, Company remains primarily responsible for any breach of this Agreement and any failure of such Affiliate to perform the Services in accordance with the terms of this Agreement.

(c)           Force Majeure.  Continued performance of any Service may be suspended immediately by Company to the extent made impossible by any event or condition beyond the reasonable control of Company, including, without limitation, acts of God, fire, flood, labor or trade disturbance, war, riots, civil commotion, compliance in good faith with the requirements of any applicable laws or governmental order (whether or not it later proves to be invalid), widespread unavailability of necessary materials, or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).  Company shall give prompt notice to Buyer of the occurrence of a Force Majeure Event giving rise to any suspension of a Service and of the nature and anticipated duration of such Force Majeure Event, and Company shall use commercially reasonable efforts to cure the cause of such suspension promptly.  Upon the occurrence of a Force Majeure Event, Company and Buyer shall cooperate with each other to find commercially reasonable alternative commercial means and methods for the provision of the suspended Service.

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(d)           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(d)):

If to Company:
FS Food Group, LLC
601 South Kings Drive, Suite HH
Charlotte, North Carolina 28204-3088
email: fscibelli@fsfoodgroup.com
Attention: Joseph F. Scibelli

And

email: efenner@fsfoodgroup.com
Attention: Eric Fenner

with a copy to (which does not constitute notice):	Arnall Golden Gregory LLP 171 17th Street NW, Suite 2100 Atlanta, Georgia 30363 Facsimile: (404) 873-8151 email: sean.fogarty@agg.com Attention: Sean P. Fogarty

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If to Buyer:	Good Times Restaurants, Inc. 601 Corporate Cir Golden, Colorado 80401 email: bhoback@gtrestaurants.com Attention: Boyd Hoback, President and CEO
with a copy to (which does not constitute notice):	Snell & Wilmer L.L.P. 1200 17th Street, Suite 1900 Denver, Colorado 80202 Facsimile: (303) 634-2020 email: rcohen@swlaw.com Attention: Roger Cohen, Esq.

(e)           Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(i)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(ii)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO OR THE STATE OF NORTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF DENVER, COLORADO OR IN THE CITY OF CHARLOTTE, NORTH CAROLINA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(iii)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(e).

(f)           Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including, but not limited to any breach of this Agreement by Company) and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(g)           No Third-Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)           Non-Solicitation.  During the one (1) year period following the expiration or termination of the Transition Period (including any Term Extension), Buyer shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of Company providing Services hereunder or any Leased Employee (as defined below) or encourage any such employee to leave such employment.

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IN WITNESS WHEREOF, this Transition Services Agreement has been duly executed by the parties as of the date first above written.

BUYER:	COMPANY:

Good Times Restaurants, Inc.	FS Food Group, LLC

By:	By:
Name: Boyd Hoback	Name: Joseph F. Scibelli
Its: President and CEO	Its: Manager

SCHEDULE 1

Accounting and Payroll Services1

In consideration of the Services described in the first two bullet points below, Buyer shall pay to Company a per accounting period fee of $1,250 per Restaurant (the “Accounting Fee”), which payments shall be due in advance on the 1st day of each accounting period (and with respect to the first partial accounting period, on the Closing Date) and reimburse for the allocable per employee third party payroll costs that have been incurred for each Restaurant.

•	Company shall provide for each Restaurant payroll administration assistance, accounting period financial statements, general ledger detail, trial balances and balance sheets for such Restaurant.

•
Company shall assist in the Restaurants’ transition to Buyer’s daily, weekly and monthly administrative, payroll and accounting systems by the transfer of all relevant employee documents (to the extent permitted by law), accounting records, invoices and vendor information, credit card processing, sales and use taxes, fixed asset schedules, maintenance contracts, workers compensation and health insurance, property and casualty insurance, and payroll information for the period beginning January 1, 2013 through the Transition Period.  Buyer’s personnel shall have access to all such financial records for the Restaurants during such periods including all Restaurant level processes and information.  To the extent such documents, records or information are stored on behalf of Company by FileVault, Company shall provide Buyer access to such storage facility during the Transition Period, during which time Buyer shall either remove all such documents, records or information, to the extent relating to BDI, the BDI Subsidiaries or the Restaurants, or assume Company’s lease for such facility.

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Buyer may begin polling all Restaurants’ POS data into its CTUIT database as of the date hereof in addition to BDI continuing to poll the data into its CTUIT database, for the period beginning January 1, 2013 through the Transition Period.  Buyer shall set up its general ledger codes for all vendor invoices immediately following the Closing.

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Company shall provide Buyer with copies of all vendor invoices received during the first two accounting periods of 2015 (to the extent such was not provided prior to the Closing Date as part of Buyer’s due diligence for the Acquisition (“Buyer’s Due Diligence”)) and during the Transition Period.  Company shall also provide Buyer upon the execution of this Agreement a complete list of all current vendors and vendor contracts (to the extent not included in Buyer’s Due Diligence).

1 The Parties recognize that Eric Fenner, the individual responsible for providing many of the Services for Company, shall be on vacation between May 25, 2015 and June 2, 2015.

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Company shall assist Buyer in the transfer of all BDI, BDI Subsidiary and Restaurant bank account information and changing of signatories on such accounts promptly following the Closing, provided that Eric Fenner shall remain a signatory on such accounts during the Transition Period.

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Company shall work with those BDI Subsidiary employees who participate in Company’s dental insurance in electing COBRA coverage with respect thereto or otherwise making available to such employees continuation coverage during the Transition Period, with Buyer paying, to such employee or on such employees’ behalf, an amount equal to the portion of such employee’s premium that would have been the employer portion of such insurance had such employee been employed by Company and COBRA not been elected.

SCHEDULE 2

Administration and Miscellaneous Services
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Company shall, to the extent existing at the time of the Closing,  provide all contact information for all marketing resources and charitable organizations with which any Restaurant currently has a relationship, and Company shall use commercially reasonable efforts to provide all marketing files and marketing source files, such as photography, menus, packaging, point of purchase materials and media contacts, used with respect to the Restaurants since January 1, 2013 through the Transition Period.

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Company shall assist as needed in the transfer of data and information to the new website of BDI and of Buyer, all current email addresses through Fishbowl and logins for all social media accounts for all Restaurants including Facebook, Twitter, Instagram, Pinterest, Yelp, and similar sites.

•	Company shall provide copies of all customer complaints to Buyer that are received by it between the date hereof and the end of the Transition Period.

•	Company shall assist Buyer in the continued coordination of any marketing activities ongoing as of the Closing Date, and Buyer shall pay Company an hourly fee of $50 for such coordination Services.

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With respect to each Required Contract (as defined below), from and after the Closing, (1) Buyer and Company shall work together in good faith and use commercially reasonable efforts to either (a) enter into an amendment to such Required Contract to exclude BDI, the BDI Subsidiaries and the Restaurants from coverage thereunder and/or upon the request of Buyer, cause a new Required Contract with such vendor to be executed by Buyer, BDI or such BDI Subsidiaries, or (b) upon the agreement of Company, terminate such Required Contract and (2) to the extent such Required Contract is up for renewal prior to completion of (1)(a) or (b) above, Company shall not renew such Required Agreement unless BDI, the BDI Subsidiaries and the Restaurants are excluded therefrom.  From and after the Closing, until such time as (1) or (2) occurs with respect to such Required Contract, Buyer shall, and shall cause BDI, the BDI Subsidiaries and the Restaurants to, honor all commitments made with respect to and satisfy all obligations of BDI, the BDI Subsidiaries and the Restaurants pursuant to such Required Contracts, irrespective of the earlier expiration of the Transition Period.  With respect to all Other Contracts (as defined below), during the Transition Period, Company shall, at the request of Buyer, provide BDI, the BDI Subsidiaries and the Restaurants access to and use of such Other Contracts in same manner as provided prior to the Closing Date and Buyer shall, and shall cause BDI, the BDI Subsidiaries and the Restaurants to, satisfy all obligations with respect thereto.   For purposes hereof, “Required Contracts” means the following agreements to which Company is a party pursuant to which BDI, BDI Subsidiaries and/or Restaurants are required to purchase products or services:

•	CCBCC Operations, LLC Customer Marketing Agreement, effective July 1, 2014, by and between Company and CCBCC Operations, LLC.

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Master Distribution Agreement, effective May 7, 2012, by and between Company and US Foods, Inc., which shall be replaced in its entirety by Master Distribution Agreement, effective May 1, 2015, by and between Company and US Foods, Inc.

•	Master Product Supply Agreement, dated February 20, 2012, by and between National Welders Supply Company, Inc. (d/b/a Airgas National Carbonation) and Company.

“Other Contracts” means all other agreements or arrangements to which Company is a party pursuant to which BDI, BDI Subsidiaries and/or Restaurants may but are not required to purchase products or services.  Buyer and Company shall split equally any agreed upon early termination or amendment fees with respect to Required Contracts.

In the event that Company incurs any amounts pursuant to any Required Contracts or Other Contracts or otherwise, in each case on behalf and at the request of BDI, the BDI Subsidiaries and/or the Restaurants, Buyer will, or will cause BDI or the BDI Subsidiaries to, promptly reimburse Company for all such amounts.

•	Company shall provide all landlord and building maintenance contacts and information existing as of the Closing Date (to the extent not included in Buyer’s Due Diligence).

Except as expressly set forth above, the above administration and miscellaneous services shall be provided to Buyer and BDI without payment to Company.

SCHEDULE 3

Operations and Management Services

To the extent any back of the house culinary staff at the Charlotte, NC Restaurants resign between the date hereof and the expiration of the Transition Period, Company shall provide to such Restaurants, in the aggregate, one (1) full time equivalent back of the house culinary staff (such employee(s), “Leased Employees”) for each such employee that has resigned, but in no event more than two full time equivalent employees at any given time.  All Leased Employees shall be at Buyer’s cost as set forth below.  Each Leased Employee shall be provided to Buyer until the first to occur of (a) the expiration of the Transition Period, (b) the date on which Buyer has hired a replacement back of the house culinary employee and (c) the one (1) month anniversary of the resignation date of the employee that such Leased Employee is replacing.  Such personnel shall be employees or independent contractors of Company and Company’s human resources policies shall apply to such employees.  Company shall be responsible for payment of all wages and benefits, including, but not limited to, employment-related taxes, payroll deductions and any other similar taxes, fees, contributions, and insurance (including FICA-OASDI, FICA-HI, federal and state income taxes, due and owing to the Leased Employees and Buyer shall reimburse Company for all such amounts.  No Term Extension shall be applicable to the Services described in this paragraph.

To the extent employed by Company, Craig Franey shall be available without cost to Buyer for general questions, the transfer of operating information (including the transition of administrative, accounting, reporting processes and data entry to Buyer’s processes) and consultation on personnel of the Restaurants for thirty days after the Closing Date.  If Craig Franey is required for specific projects (such as Micros programming) during the first thirty days following the Closing Date, Buyer shall pay Company an hourly fee of $50.  In no event shall any of the foregoing assistance materially interfere with Mr. Franey’s day-to-day responsibilities for Company and its Affiliates.

EXHIBIT E
Allocation Schedule

In accordance with Section 6.05(c) of the Agreement, the parties hereby agree that the Purchase Price, as adjusted pursuant to the terms of the Agreement (including any Liabilities that are treated as consideration for federal income tax purposes), plus other relevant items required to be allocated to the assets of the Company and Subsidiaries pursuant to Sections 1060 and, as applicable, 754 of the Code (collectively, the “Consideration”) will be allocated among the assets of the Company and Subsidiaries for federal and state income tax purposes by applying the methodology set forth below (for purposes of this Exhibit E all references to Classes of assets will have the meanings given them in Treasury Regulation § 1.338-6(b)):

1.           First, the Consideration shall be allocated to any Class I asset (i.e., cash and general deposit accounts) based on the amount of such Class I asset as of the Closing Date.

2.           Second, the Consideration remaining after the allocation in 1. above shall be allocated among the Class II assets (i.e., actively-traded personal property, certificates of deposit and foreign currency) based on their respective fair market values of as of the Closing Date as mutually determined by Buyer and Seller Representative.

3.           Third, the Consideration remaining after the allocation in 1. and 2. above shall be allocated among the Class III assets (i.e., assets marked to market at least annually for federal income tax purposes and certain debt instruments) based on their respective values as of the Closing Date as reflected on the Final Working Capital Statement.

4.           Fourth, the Consideration remaining after the allocation in 1, 2. and 3. above shall be allocated among the Class IV assets (i.e., inventory) based on their respective values as of the Closing Date as reflected on the Final Working Capital Statement.

5.           Fifth, the Consideration remaining after the allocation in 1., 2., 3. and 4. above shall be allocated among the Class V assets (i.e., all assets other than Class I, II, III, IV, VI and VII assets) based on the adjusted tax basis of each Class V asset as of the Closing Date.

6.           Sixth, the Consideration remaining after the allocation in 1., 2., 3., 4. and 5. above shall be allocated among the Class VI assets (i.e., all Section 197 intangibles, as defined in Section 197 of the Code, except goodwill and going concern value) and Class VII assets (i.e., goodwill and going concern value) based on the fair market value of such assets as mutually agreed to by Buyer and Seller Representative.

The above-described allocation is intended to comply with the applicable requirements of Sections 1060 and 754 of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted in a manner consistent therewith.

The parties further agree that the above allocation reflects the fair market value of the Company’s and Subsidiaries’ assets for all federal and state income tax purposes.